Preliminary Offering Circular dated  April 27, 2021

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Maptelligent, Inc.

$5,000,000

500,000,000 SHARES OF COMMON STOCK

$.01 PER SHARE

This is the public offering of securities of Maptelligent, Inc., a Nevada corporation. We are offering 500,000,000 shares of our common stock, par value $0.00001 (“Common Stock”), at an offering price of $.01 per share (the “Offered Shares”) by the Company. This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 2,000,000 Offered Shares ($20,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 5 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts’ basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “MAPT.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$0.01	$5,000,000.00
Underwriting Discounts and Commissions (3)	$0.000	$0
Proceeds to Company (4)	$0.01	$5,000,000.00

(1)	We are offering shares on a continuous basis. See “Distribution - Continuous Offering.”

(2)

This is a “best effort” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best efforts’ basis primarily through our Officers and Directors. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3)	We are offering these securities without an underwriter.

(4)	Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $35,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $.01 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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The following table sets forth the high and low bid prices for our Common Stock per quarter for the past two years as reported by the OTC Markets, based on our fiscal year end December 31. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year Ended		Bid Prices
December 31,	Period	High $	Low $
2019	First Quarter	$0.0014	$0.0001
	Second Quarter	$0.0002	$0.0001
	Third Quarter	$0.0002	$0.0001
	Fourth Quarter	$0.0001	$0.0001

2020	First Quarter	$0.4	$0.004
	Second Quarter	$2.4	$0.004
	Third Quarter	$3.2	$0.8
	Fourth Quarter	$5.89	$.27

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “Maptelligent, Inc.”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Maptelligent, Inc.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $5,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.

earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of the business;

Our reliance on suppliers and customers;

Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Our ability to protect our intellectual property and to develop, maintain and enhance strong brands.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Maptelligent, Inc. (the “Company”) is a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. We moved the corporation to the state of Nevada and changed our name to X Rail Enterprises, Inc. on November 5, 2015, at which time our primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, we changed our name to Las Vegas Xpress, Inc. On October 9, 2020, we changed our name to Maptelligent, Inc.

On April 13, 2020, the Company, under its former name, entered into an asset purchase agreement with GEO command, Inc. a Florida corporation (“GEOcommand”), to acquire GEOcommand’s proprietary GEOcommand Software source code and the applicable access to operate such software (the “GEOcommand Software”) in exchange for common stock in the Company, such that the shares issued to GEOcommand shall represent eighty percent (80%) of the post-closing shares of the total outstanding common stock of the Company. Additionally, GEOcommand agreed to loan to the Company the sum of $75,000 to be used by the Company for corporate operations. In connection with the GEOcommand Transaction, the Company intended to enter into a licensing agreement with GEOcommand for the exclusive, unlimited and world-wide use of the GEOcommand Software in exchange for $1,000,000.

On July 15, 2020, Michael Barron resigned from his position as member of the Board of Directors of the Company. Mr. Barron’s resignation was not the result of any disagreement with the Company or other matter relating to the Company’s operations, policies or practices.

On July 27, 2020, the Board of Directors of the Company has approved the appointment of Joseph Cosio-Barron as its Director of the Board.

On September 15, 2020, Wanda Witoslawski resigned from her position as Chief Financial Officer of the Company. Ms. Witoslawski’s resignation was the result of disagreements with the Company relating to practices in the past. Ms. Witoslawski was a member of the Audit committee.

On October 9, 2020, the Board of Directors the Company approved the appointment of Richard Ziccardi as its Chief Financial Officer and ratified an employment agreement dated October 1, 2020. The Company also ratified an employment agreement dated July 22, 2020 with Paul Christin as its Director of Sales and Marketing.

On October 9, 2020, upon receipt of approval from Financial Industry Regulatory Authority (“FINRA”), the Company effected a 4000-to-1 reverse split of its then-issued and outstanding common stock, and ratified an agreement dated April 13, 2020, whereby the Company, under its former name Las Vegas Xpress, Inc., entered into an asset purchase agreement with GEOcommand, Inc. to acquire from GEOcommand software source code and applicable access to operate the software, including an agreement with Environmental Systems Research Institute, Inc. (“ESRI”), which the GEOcommand software was based.

On October 12, 2020, the Company finalized an Agreement with ESRI in order to use the ESRI network through the ESRI Silver Partner Package (“Network Agreement”). The Network Agreement allows the Company to use ESRI’s mapping, and geolocation services in order to build and maintain its products and services. The Company intends to launch a new product offering to be built using ESRI's commercial-off-the-shelf (COTS) technology to provide similar feature/functionality provided by the license with the Company. The ESRI platform is considered the industry leader in geographic information system technology. We believe that using ESRI's COTS Building Information Model technology in lieu of the GEOcommand's custom code will reduce software development costs and create added value to Maptelligent customers through Maptelligent's silver level partnership with ESRI. The Term of the Network Agreement is for an initial one (1) year period and is renewable upon approval by ESRI for successive one (1) year periods. The Company may terminate the Network Agreement at any time upon written notice to ESRI and ESRI may terminate the Network Agreement if the Company fails to cure a material breach within thirty (30) days or if the Company becomes insolvent, change of ownership without prior written approval by ESRI, the Company makes a material misstatement of fact, or the Company violates any applicable law or regulation related to the Network Agreement. Maptelligent, paid fees of $9,300 to ESRI on or about October 13, 2020 for the annual subscription service to be available to the Company.

Maptelligent, Inc., is on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc. The Company wants to become a leader in site-specific geographical information systems (GIS) design. Maptelligent is a one-of-a-kind, proprietary system that can be used by all branches of local, state, and federal governments to protect schools, movie theaters, sport venues, or virtually anywhere that people frequent by sharing time critical information with police and first responders in emergency situations.

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Maptelligent’s multi-layer geographic information system can serve as the common situational awareness tool for all community services, including fire, police, public works, local utility companies, community planners, and tax assessors. These solutions can act as the “heart” and “soul” for Smart City Initiatives both large and small. All products are scalable by design and encourage data sharing across multiple jurisdictions. Our technologies also encourage a public/private partnership for local, state and national business enterprises the ability to provide the local responder agency the ability to assess an event in real time while en route to an incident in an effort to save lives.

On January 8, 2021, we entered into a Mutual Agreement and General Release of All Claims (the “Release Agreement”) with United Rail, a Nevada corporation (“United Rail”), Michael Barron, Allegheny Nevada Holdings Corp., a Nevada corporation (“Allegheny”), Dianne David, Wanda Witoslawski and Barron Partners, a Nevada corporation (“Barron Partners,” and together with United Rail, Barron, Allegheny, David and Witoslawski, the “Releasors”). On April 13, 2020, the Company, under its former name, as Las Vegas Xpress, Inc., entered into an Asset Purchase Agreement with GEOcommand, Inc. (“GEOcommand”) to acquire certain assets of GEOcommand (the “APA”). The APA included the certain existing debt of GEOcommand owed to each of the Releasors. Under the Agreement, United Rail and Barron agreed to assume the Company debt owed to certain vendors in the amount of $60,755.25, as listed on Schedule A of the Release Agreement (the “Vendor Debt”). Additionally, the Company agrees to pay an amount equal to $182,149 (the “Settlement Payment”) to settle certain notes payable in an amount equal to $531,772 owed certain of the Releasors (the “Releasing Debt”). Half of the Settlement Payment, amount equal to $91,074.50, less a $6,221 past due payment that Barron Partners owes the Company, will be paid in the form of cash (the “Cash Payment”). A quarter of the Cash Payment will be paid on the closing date of the Agreement (the “Closing Date”), with the remaining $68,305.87 of the Cash Payment to be paid 120 days following the Closing Date. The second half of the Settlement Agreement will be in the form of the Company’s common stock, par value $0.00001 (the “Common Stock”), at a price of $0.80 per share of Common Stock. The Settlement Payment is in exchange for the Releasor’s release of the Company and settlement of the Releasing Debt pursuant to the terms of the Agreement. In addition, pursuant to the Agreement, the Company agreed to pay $604,066.94 to settle Accrued Salary Expense due to the Releasors in the amount of $959,516.94 in the form of Common Stock. The Agreement contains standard covenants and terms found in similar agreements. The foregoing description of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 on our current report on Form 8-K, filed on January 21, 2021, and is incorporated herein by reference.

On January 16, 2021 and effective February 2, 2021, we entered into a Mutual Agreement and General Release of All Claims (the “Agreement”) with Michael Mason, Wayne Bailey and Joseph Cosio-Barron (together with Mason and Bailey, the “Releasors”). On April 13, 2020, the Company, under its former name, as Las Vegas Xpress, Inc., entered into an Asset Purchase Agreement with GEOcommand, Inc. (“GEOcommand”) to acquire certain assets of GEOcommand (the “APA”). The APA included the certain existing debt of GEOcommand owed to each of the Releasors in the amount of $327,415.58 (the “Existing Debt”). Under the Agreement, the Company agrees to pay 409,271 shares of the Company’s common stock, par value $0.00001 to the Releasors, collectively, in exchange for the Releasers’ release of the Existing Debt. Additionally, the Company and Releasors agreed to waive and dissolve any past due accrued salary expense owed to the Releasors that occurred after December 31, 2018. The foregoing description of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 on our current report on Form 8-K, filed on January 27, 2021, and is incorporated herein by reference.

On January 16, 2021, in connection with the aforementioned release agreements the Company and GEOcommand agreed to remove the issuance of any Company shares to GEOcommand as per that certain Asset Purchase Agreement, dated April 13, 2020. The Company has further decided that it will not enter into any license agreement with GEOcommand as previously disclosed in the Asset Purchase Agreement. The Company will maintain the Network Agreement with ESRI.

On February 28, 2021, our CEO Albert Konigsberg resigned from all positions with the Company. Mr. Cosio-Barron was then appointed as our President and CEO of the Company.

On March 22, 2021, the Company entered into a Reseller Agreement with GEO-COMM, Inc., a Minnesota Company (“Reseller Agreement”). The Reseller Agreement will give the Company non-exclusive access to GEO-COMM’s products in relation to licenses for various software solutions and services for the public safety industry, which will allow the Company to better build out its safety products and services. By entering into the Reseller Agreement, the Company will be able to more easily link and offer potential customers a hosted software-as-a service using our previously licensed ESRI technologies. The term of the Reseller Agreement is for an initial period of three (3) years and then it will automatically renew for additional successive one (1) year terms unless earlier terminated. The Reseller Agreement contains standard terms of termination, such as for failure to pay amounts due, thirty day written notice or if one of the parties becomes insolvent.

Our fiscal year-end date is December 31.

Our mailing address is 2831 St. Rose Parkway, Suite #297 Henderson, NV 89052. Our telephone number is (415) 990-8141. Our website is www.maptelligent.com, and our email address is joe.cosio-barron@maptelligent.com.

We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

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Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock trades in the OTCMarket Pink Open Market Sheets under the symbol “MAPT.”

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THE OFFERING

______

Issuer:	Maptelligent, Inc.

Securities offered:	A maximum of 500,000,000 shares of our common stock, par value $0.00001 (“Common Stock”) at an offering price of $.01 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Common Stock outstanding before the offering	57,958,172 issued and outstanding as of April 13, 2021

Number of shares of Common Stock to be outstanding after the offering	557,958,172 shares, if the maximum amount of Offered Shares are sold

Price per share:	$.01

Maximum offering amount:	500,000,000 shares at $.01 per share, or $5,000,000 (See “Distribution.”)

Trading Market:	Our Common Stock is trading on the OTC Markets Pink Open Market Sheets division under the symbol “MAPT.”

Use of proceeds:

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $4,965,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Common Stock involves a high degree of risk, including: Immediate and substantial dilution. Limited market for our stock. See “Risk Factors.”

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RISK FACTORS

______

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves risks. You should carefully consider the following risk factors in addition to other information contained in this Disclosure Document. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Document, including statements in the following risk factors, constitute “Forward-Looking Statements.”

Our business and future operations may be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the country as a whole. For example, the recent outbreak of COVID-19, has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our customers or other business partners. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, our customers, our potential customers, suppliers or other current or potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

The price of our common stock may continue to be volatile.

The trading price of our common stock has been and is likely to remain highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control or unrelated to our operating performance. In addition to the factors discussed in this “Risk Factors” section and elsewhere, these factors include: the operating performance of similar companies; the overall performance of the equity markets; the announcements by us or our competitors of acquisitions, business plans, or commercial relationships; threatened or actual litigation; changes in laws or regulations relating to our businesses; any major change in our board of directors or management; publication of research reports or news stories about us, our competitors, or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts; large volumes of sales of our shares of common stock by existing stockholders; and general political and economic conditions.

In addition, the stock market in general, and the market for developmental related companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies’ securities. This litigation, if instituted against us, could result in very substantial costs; divert our management’s attention and resources; and harm our business, operating results, and financial condition.

There are doubts about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company had a net loss of $106,248,820 for the year ended December 31, 2020. The Company also has an accumulated deficit of $129,645,375 and a negative working capital of $105,935,274 as of December 31, 2020, including outstanding convertible notes payable of $ 229,438 . Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

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While we expect the impacts of COVID-19 to have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieves profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

To date we have not generated any revenues from our Maptelligent, Inc., software. Our failure to generate revenues and ultimately profits may force us to curtail our plans, suspend our operations and possibly even liquidate our assets and wind-up and dissolve our Company. We may be unsuccessful in generating revenues or profits, in which case you will likely lose your investment.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements - Note 3. Going Concern for further information.

Risks Relating to Our Financial Condition

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal controls over financial reporting, and we are exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

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As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to update our website, add to our inventory, and improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we will need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing, we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We are highly dependent on the services of our key executives, the loss of whom could materially harm our business and our strategic direction. If we lose key management or significant personnel, cannot recruit qualified employees, directors, officers, or other personnel or experience increases in our compensation costs, our business may materially suffer.

We are highly dependent on our management, specifically Joe Cosio-Barron, and Richard Ziccardi. If we lose key management or employees, our business may suffer. Furthermore, our future success will also depend in part on the continued service of our management personnel and our ability to identify, hire, and retain additional key personnel. We do not carry “key-man” life insurance on the lives of any of our executives, employees or advisors. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Because of this competition, our compensation costs may increase significantly.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected.

We operate in a highly competitive environment. Our competition includes all other companies that are in the business of selling mapping technologies or other related items. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar products and, as a result, we may not achieve our projected revenue and user targets.

If we are unable to compete successfully with other businesses in our planned markets, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in our markets of choice.

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Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We expect to incur substantial expenses to meet our reporting obligations as a public company. In addition, failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

We estimate that it will cost approximately $60,000 annually to maintain the proper management and financial controls for our filings required as a public company. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to accurately report our financial performance on a timely basis, which could cause a decline in our stock price and adversely affect our ability to raise capital.

Risks Relating to our Common Stock and Offering

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at, or near ask prices at any given time, may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer, which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history, and relatively small revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and small revenue or lack of profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

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Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The possible occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

-	our ability to integrate operations, technology, products and services;

-	our ability to execute our business plan;

-	operating results below expectations;

-	our issuance of additional securities, including debt or equity or a combination thereof;

-	announcements of technological innovations or new products by us or our competitors;

-	loss of any strategic relationship;

-	industry developments, including, without limitation, changes in competition or practices;

-	economic and other external factors;

-	period-to-period fluctuations in our financial results; and

-	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

We do not expect to pay dividends in the foreseeable future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

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Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to 10,000,000,000 shares of common stock. We have issued and outstanding, as of April 13, 2021, 57,958,172 shares of common stock. In addition, we are entitled under our Articles of Incorporation to issue “blank check” preferred stock. Our board may generally issue shares of common stock, preferred stock, options, or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of common stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contains provisions that eliminate the liability of our directors for monetary damages to our company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

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In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933, holders of restricted shares may avail themselves of certain exemptions from registration if the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registering the restricted stock. Although the Company currently plans to file either a form 10 or S-1 with the Commission upon the conclusion of the Regulation A offering, there can be no guarantee that the Company will be able to fulfill one of these registration statements, which could have an adverse effect on our shareholders.

A reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that will be outstanding following a reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

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Following a reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that a reverse stock split will result in a share price that will attract new investors.

Because directors and officers currently and for the foreseeable future will continue to control Maptelligent, Inc., it is not likely that you will be able to elect directors or have any say in the policies of Maptelligent, Inc.

Our shareholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring shareholder approval will be decided by majority vote. The directors, officers and affiliates of Maptelligent, Inc. beneficially own a majority of our outstanding common stock voting rights. Due to such significant ownership position held by our insiders, new investors may not be able to affect a change in our business or management, and therefore, shareholders would have no recourse as a result of decisions made by management.

In addition, sales of significant amounts of shares held by our directors, officers or affiliates, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to Our Company and Industry

The following risks relate to our businesses and the effects upon us assuming we obtain financing in a sufficient amount.

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer.

Because our proposed products, have not been introduced to market yet, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have a commercially viable product offered by our subsidiaries. In order to attract customers to our potential products, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

We may not be able to successfully compete against companies with substantially greater resources.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our planned products. There are no assurances that competition in our respective industries will not lead to reduced prices for our proposed products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Our officers and directors do not control a majority of our voting securities.

Our officers and directors as a group currently beneficially own approximately 59.92% of our Common Stock. In the event we are unable to secure the necessary authorizations from our shareholders, as and when required, we may be unable to take necessary corporate action.

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Most of our current and potential competitors have greater name recognition, financial, technical and marketing resources, and more extensive customer bases and industry relationships than we do, all of which could be leveraged to gain market share to our detriment.

Numerous companies compete with us in the development and marketing of products designed to assist the first responder marketplace. Our future performance will depend in large part upon our ability to provide first responders with tools that are superior to those provided by our competitors. However, many of our competitors are better positioned to take advantage of the current demand for products similar to ours. In addition, competitive pressures may necessitate price reductions, which can adversely affect revenues and profits. If we are not competitive in our ongoing product research and development efforts, our products may become obsolete, or be priced above competitive levels. We cannot guarantee that competitors will not introduce comparable or technologically superior products, which are priced more favorably than our products, or that we will operate profitably in the future.

Some current and potential competitors have longer company operating histories, larger customer and seller bases and greater brand recognition. Some of these competitors also have significantly greater financial, marketing, technical and other resources. Other competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to attracting government contracts and grants. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand. We may be unable to compete successfully against current and future competitors.

In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. For example, we may implement promotional campaigns, or reduce our pricing even further in order to remain competitive. New technologies may increase the competitive pressures by enabling our competitors to offer lower-cost products.

We cannot assure that we will earn a profit or that our planned products will be accepted by consumers.

Our business is speculative and dependent upon acceptance of our proposed products by consumers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our potential products. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

Inventories maintained by the Company, the manufacturers and its customers may fluctuate from time to time.

The Company relies in part on its dealer and customer relationships and predictions of the manufacturer and customer inventory levels in projecting future demand levels and financial results. These inventory levels may fluctuate, and may differ from the Company’s predictions, resulting in the Company’s projections of future results being different than expected. These changes may be influenced by changing relationships with the dealers and customers, economic conditions and customer preference for particular products. There can be no assurance that the Company’s manufacturers and customers will maintain levels of inventory in accordance with the Company’s predictions or past history, or that the timing of customers’ inventory build, or liquidation will be in accordance with the Company’s predictions or past history.

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New online store features could fail to attract new customers, retain existing customers, or generate revenue.

Our business strategy is dependent on our ability to develop online store features to attract new customers and retain existing ones. Staffing changes, changes in customer behavior or development of competing networks may cause customers to switch to competing online stores or decrease their use of our online store. To date, our online retail platform, is only in its early-stages and it has begun to generate some revenue for the Company. There is no guarantee that individual customers will use these features and as a result, we may fail to generate greater revenue. Additionally, any of the following events may cause decreased use of our online store:

●	Emergence of competing websites and online retail stores;

●	Inability to convince potential customers to shop at our online store;

●	A decrease or perceived decrease in the quality of products at our online store(s);

●	An increase in content/products that are irrelevant to our users;

●	Technical issues on certain platforms or in the cross-compatibility of multiple platforms;

●	An increase in the level of advertisements by competitors may lower traffic acquisition rates;

●	A rise in safety or privacy concerns; and

●	An increase in the level of spam or undesired content on the sites.

Risks Relating to the Internet

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our potential products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

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Changing technology could adversely affect the operation of our website.

The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

Statements Regarding Forward-looking Statements

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This Disclosure Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $35,000) will be $4,965,000. We will use these net proceeds for the following:

Shares Offered(% Sold)	500,000,000 Shares Sold (100%)	375,000,000 Shares Sold (75%)	250,000,000 Shares Sold (50%)	125,000,000 Shares Sold (25%)
Gross Offering Proceeds	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Approximate Offering Expenses (1)
Misc. Expenses	5,000	5,000	5,000	5,000
Legal and Accounting	30,000	30,000	30,000	30,000
Total Offering Expenses	35,000	35,000	35,000	35,000
Total Net Offering Proceeds	4,965,000	3,715,000	2,465,000	1,215,000
Principal Uses of Net Proceeds (2)
Employee/Officers & Directors / Independent Contractor Compensation	1,560,000	1,170,000	780,000	390,000
Product Testing	15,000	15,000	15,000	15,000
Inventory	0	0	0	0
Marketing and Public Relations	40,000	30,000	20,000	10,000
Occupancy and Supplies	5,000	5,000	5,000	5,000
Telecommunications, Website and Consulting	18,000	18,000	18,000	18,000
Legal, Accounting and Compliance	227,000	227,000	227,000	227,000
Pay down debt / convertible notes	750,000	562,500	375,000	187,500
New product development or acquisition of add’l software licenses	2,350,000	1,687,500	1,025,000	362,500
Miscellaneous
Total Principal Uses of Net Proceeds	5,000,000	3,750,000	2,500,000	1,250,000
Amount Unallocated	$0	0	0	0

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The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 75%, or 50%, or 25% of the shares offered for sale in this offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

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If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2020 was $(105,935,274) or $(4.4675) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $35,000):

Percentage of shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$0.01	$.01	$0.01	$0.01
Historical net tangible book value per share as of December 31, 2020 (1)	(4.4675)	(4.4675)	(4.4675)	(4.4675)
Increase in net tangible book value per share attributable to new investors in this offering (2)	(4.2747)	(4.2111)	(4.0894)	(3.7632)
Net tangible book value per share, after this offering	(0.1928)	(0.2564)	(0.378)	(0.7042)
Dilution per share to new investors	0.2028	0.2664	0.388	0.7142

(1)	Based on net tangible book value as of December 31, 2020 of $(105,935,274) and 23,712,522 outstanding shares of Common stock as of December 31, 2020.
(2)	After deducting estimated offering expenses of $35,000.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

-	the information set forth in this Offering Circular and otherwise available;
-	our history and prospects and the history of and prospects for the industry in which we compete;
-	our past and present financial performance;
-	our prospects for future earnings and the present state of our development;
-	the general condition of the securities markets at the time of this Offering;
-	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
-	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

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State Law Exemption and Offerings to “Qualified Purchasers”

Our Common Stock is being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our Common Stock is being offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our Common Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis primarily through the efforts of our Officers and Directors. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Common Stock in any jurisdiction where action for that purpose is required. Our Common Stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any jurisdiction in which such an offer or solicitation would be unlawful.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

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(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

______

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Management’s Discussion and Analysis

The Company has had limited revenues from operations in each of the last two fiscal years, and in the current fiscal year.

Business Overview

We are a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. We moved the corporation to the state of Nevada and changed our name to X Rail Enterprises, Inc. on November 5, 2015, at which time our primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, we changed our name to Las Vegas Xpress, Inc. On October 9, 2020 and pursuant to approval from FINRA, the Company effected a 4000-to-1 reverse stock split, changed its name to Maptelligent, and obtained the new ticker symbol “MAPT.”

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We are on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc. We enhance the ability to provide a safer environment through the use of geospatial technology by presenting a building footprint, floorplan and associated attributes on a map for property stakeholders and first responders to access during emergency incidents. Our goal is to transform how data and information are accessed by those who need it most during a time of crisis, namely first responders. We provide a geographic platform for first responders to access site specific information enhancing situational awareness while en route and upon arrival to an incident scene. This ability to access pertinent information shortens the time it takes for tactical action thereby mitigating additional life and property threat exposure. Our geocentric system serves as a common operating picture for all stakeholders involved in maintaining and protecting physical structures and venues. Through potential partnerships with industry leaders in physical security technology, our solutions act as the data integration platform for visualizing information produced by partner’s technologies.

Once our software is completed, our customers will begin their solution journey by uploading a building floor plan via a PDF file to a hosted solution in the cloud. This low-touch and low-cost solution allows users to quickly share site specific details with public safety. We believe that our software engineers should have the prototype operational in approximately three months from this Offering. Our customers seeking to share additional relevant information and data are able to use our content management cloud services making it accessible anywhere on any device with permission. We plan to offer a suite of maps and applications providing customers the ability to maintain and manage data in a mobile environment for public safety to create incident pre-plans associated with the building floor plan and for building engineers to manage maintenance schedules for critical elements of a building such as alarm panels, pull stations and fire extinguishers. We plan to provide for our customers the ability to build high fidelity floor plans, safety assessments, and system integration services making the whole system complete and comprehensive.

GEOCommand

On April 13, 2020, the Company, under its former name Las Vegas Xpress Inc., entered into an asset purchase agreement with GEO command, Inc. a Florida corporation (“GEOcommand”), to acquire GEOcommand’s proprietary GEOcommand Software source code and the applicable access to operate such software (the “GEOcommand Software”) in exchange for common stock in the Company, such that the shares issued to GEOcommand shall represent eighty percent (80%) of the post-closing shares of the total outstanding common stock of the Company. Additionally, GEOcommand agreed to loan to the Company the sum of $75,000 to be used by the Company to bring current it’s accounting past due fees, bring current the fees for listing on the OTC Markets Exchange under an OTCQB listing, fees to the State of Nevada to remain current as a Nevada business, filing fees with FINRA, and fees and expenses required to create and file an S-1 registration statement in the future for an amount to raise at least $5 million (collectively, the “GEOcommand Transaction”). In connection with the GEOcommand Transaction, the Company intended to enter into a licensing agreement with GEOcommand for the exclusive, unlimited and world-wide use of the GEOcommand Software in exchange for $1,000,000. As of the date of this report, none of these above actions have been executed yet, as various provisions of the underlying contract have not been fulfilled. The timing of the satisfaction of these events is currently unknown.

Following the World Trade Center attack in 2001, our former CEO, Albert Koenigsberg, used his extensive background in communication technologies and investigated additional technologies that could make the response efforts of emergency managers more streamlined. Hurricane Katrina presented many new problems for first responders, so Mr. Koenigsberg attended a series of meetings to better understand the communication “gaps” that our responders identified. Following Hurricane Katrina Mr. Koenigsberg decided to take a pro-active position to these gaps and started GEOcommand, a company focused on the research and development of new world technologies dedicated to the safety and security of people and the places they congregate. With the Sandy Hook School shooting, the Aurora Theater attack, the Boston Marathon bombing, the horrific events that have taken place in 2015 Paris shootings, 2016 Orlando nightclub shooting and the Marjory Stoneman Douglas High School in Parkland, Florida (which was only 10 miles from his office in Boca Raton), Mr. Koenigsberg continued to pursue the creation of an interoperable method of sharing critical in-building information with our first responders. Following the 2017 Las Vegas shooting during the Harvest Music Festival, it was evident the problem of data sharing between our public servants needed to be solved. The current COVID-19 pandemic further identified the need for horizontal and vertical data sharing between hospitals and first responders worldwide.

After careful consideration and assessment of current market conditions, in lieu of investing in updating legacy GEOcommand solutions to modern technology platforms, Maptelligent has decided to improve its product portfolio by developing new capabilities consistent with current technology innovations such as SaaS, Cloud, and e-commerce product delivery.

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Maptelligent, Inc. technology plans to serve a market of organizations and entities who are often at risk from threats and emergency incidents such as: schools, universities, hospitals, shopping malls, sporting events, commercial enterprises, and ports (sea and air).

Maptelligent, Inc. is planning to provide a cloud based geographic platform to access information relevant to structures and sites enabling better emergency response to incidents occurring within buildings.

The Maptelligent solution will integrate disparate data from sensors, cameras, alarms, access control and accountability systems creating actionable intelligence on an intuitive map display.  This rapid access to relevant information enhances situational awareness to mitigate additional loss of life and property when shared with first responders.

The Maptelligent, Inc. solution portfolio is expected to also include a suite of tools providing customers the ability to maintain and manage data in a mobile environment.  Access to geospatial data in the cloud will provide customers to perform additional spatial analytics such as flood risk analysis, threatening weather analysis, transportation route optimization, etc.

Mobile Apps provide the ability to create incident pre-plans for public safety and facility management tools for smart building management.

We will continue to develop our in-building floorplan modeling GIS platform using the significant investment in the preparation of their software solutions that has previously been made and using the ESRI software as well as our Reseller Agreement with GEO-COMM, Inc.

Critical Accounting Policies

The preparation of our condensed financial statements and notes thereto requires management to make estimates and assumptions that affect the amounts and disclosures reported within those financial statements. On an ongoing basis, management evaluates its estimates, including those related to impairment of long-lived assets, contingencies, litigation and income taxes. Management bases its estimates and judgments on historical experiences and on various other factors believed to be reasonable under the circumstances. Actual results under circumstances and conditions different than those assumed could result in differences from the estimated amounts in the financial statements. Please refer to Note 1 to the accompanying financial statements for a more detailed description of our critical accounting policies. There have been no material changes to these policies during the fiscal year.

Results of Operations

The following are the results of our continuing operations for the year ended December 31, 2020 compared to the year ended December 31, 2019:

	Year Ended
	December 31,
	2020	2019	Change
Revenue	$-	$-	$-

Operating expense	1,918,117	589,097	1,329,020
Other income (expense)	(104,330,703)	12,489	(104,343,192)
Net loss	$(106,248,820)	$(576,608)	$(105,672,212)

Revenue

During the year ended December 31, 2020 and 2019, the Company did not generate any revenue.

Operating Expenses

	Year Ended
	December 31,
	2020	2019	Change

General and administrative	$118,356	$38,732	$79,624
Professional fee	48,698	150,365	(101,667)
Compensation and payroll taxes	1,751,063	400,000	1,351,063
Total operating expenses	$1,918,117	$589,097	$1,329,020

Compensation and payroll taxes increased by $1,351,063, or 338%, during the year ended December 31, 2020 as compared to 2019. The increase in compensation expense in the current year is primarily due to stock issuances to officers and directors as non-cash compensation in stock and employees’ payroll. Professional fees decreased by $101,667, or 68%, during the year ended December 31, 2020 as compared to the same period in 2019 primarily due to consulting fees. General and administrative expenses increased by $79,624, or 206%, during the year ended December 31, 2020 as compared to 2019. The increase in general and administrative expenses is primarily due to an increase in rent, marketing software expenses.

Ot her (Expense) Income

	Year Ended
	December 31,
	2020	2019	Change

Interest expense	$(150,024)	$(143,931)	$6,093
Change in fair value of derivative liability	(104,180,679)	156,420	104,337,099
Total other income (expense)	$(104,330,703)	$12,489	$(104,343,192)

The increase in other expense was primarily due to an increase in loss on change in fair value of derivative liability, from an accounting estimate primarily from the conversion feature of one convertible promissory note.

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Liquidity and Capital Resources

	December 31,	December 31,
	2020	2019	Change
Current assets	$247,114	$-	$247,114
Current liabilities	$106,182,388	$3,763,665	$(102,418,723)
Working capital deficiency	$(105,935,274)	$(3,763,665)	$(102,171,609)

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. The Company has insufficient operating revenues so is currently dependent on debt financing and sale of equity to fund operations.

As shown in the accompanying financial statements, the Company has net losses of $106,248,820 and $576,608 for the years ended December 31, 2020 and 2019, respectively. The Company also has an accumulated deficit of $129,645,375 and negative working capital of $105,935,274 as of December 31, 2020, as well as outstanding convertible notes payable of $229,438.

As of December 31, 2020 the net loss and working capital deficiency is primarily due to the non-cash accounting estimate of a derivative liability of $102 million, for the valuation of a convertible feature on one of our convertible notes that is convertible at $0.0001 per share. Our derivative accounting estimates and disclosures should be read in conjunction with critical accounting policies and Notes 5 and 7 in our financial statements, as they are disclosed elsewhere in this Annual Report.

Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

We believe that the successful growth and operation of our business is dependent upon our ability to do the following:

•	obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and
•	manage or control working capital requirements by controlling operating expenses.

Management is attempting to raise additional capital via equity and debt offerings to sustain operations until it can market its services and achieves profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Cash Flows

	Year Ended
	December 31,
	2020	2019	Change
Cash used in operating activities	$(670,678)	$(89,664)	$(581,014)
Cash used in investing activities	$(21,900)	$-	$(21,900)
Cash provided by financing activities	$754,150	$86,576	$667,574
Cash on hand	$61,572	$-	$61,572

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Operating activities

Net cash used in operating activities for the year ended December 31, 2020 and 2019 was $670,678 and $89,664, respectively. During the year ended December 31, 2020, we incurred a net loss of $106,248,820 and the net loss included significant non-cash expenses of $20,447 in debt discount amortization, $960,000 in stock issued for compensation and $104,180,679 in change in fair value of derivative liabilities, as well as $417,016 in changes in operating assets and liabilities. During the year ended December 31, 2019, we incurred a net loss of $576,608 and the net loss included significant non-cash expenses of $65,001 in debt discount amortization, $77,500 in stock issued for compensation, and $156,420 in change in fair value of derivative liabilities, as well as $500,863 in changes in operating assets and liabilities.

Investing activities

During the year ended December 31, 2020, the Company lent $36,000 to related parties and $14,100 was paid back from related parties.

There were no investing activities during the years ended December 31, 2019.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2020 was $754,150, which consisted of $100,000 in proceeds from convertible notes payable, $467,900 from proceeds from issuance of common stock, $230,000 in proceeds from notes payable and repayments of notes payable of $43,750. Net cash provided by financing activities for the year ended December 31, 2019 amounted to $86,576, which consisted of proceeds from notes payable of $1,546, repayments on notes payable of $1,647 and $86,677 in proceeds from related party notes payable.

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Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons, we have included in our unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. During the year ended December 31, 2020, the Company incurred a net loss of $106,248,820, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our business plan of selling our proposed geomapping products.

Since inception, we have financed our cash flow requirements through issuance of common stock and loans to third parties. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending receipt of revenues. Additionally, we anticipate obtaining additional financing to fund operations through common stock offerings, to the extent available, or to obtain additional financing to the extent necessary to augment our working capital. In the future we will need to generate sufficient revenues from sales in order to eliminate or reduce the need to sell additional stock or obtain additional loans. There can be no assurance we will be successful in raising the necessary funds to execute our business plan.

We anticipate that we will incur operating losses in the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.

To address these risks, we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continually develop and upgrade our business model and website, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

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Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. A complete summary of these policies is included in Note 1 and Note 2 of the Company’s unaudited financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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Maptelligent, Inc.

_______

Summary

We are on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc.  We enhance the ability to provide a safer environment through the use of geospatial technology by presenting a building footprint, floorplan and associated attributes on a map for property stakeholders and first responders to access during emergency incidents. Our goal is to transform how data and information are accessed by those who need it most during a time of crisis, namely first responders. We provide a geographic platform for first responders to access site specific information enhancing situational awareness while en route and upon arrival to an incident scene. This ability to access pertinent information shortens the time it takes for tactical action thereby mitigating additional life and property threat exposure. Our geocentric system serves as a common operating picture for all stakeholders involved in maintaining and protecting physical structures and venues. Through potential partnerships with industry leaders in physical security technology, our solutions act as the data integration platform for visualizing information produced by partner’s technologies.

Once our software is complete, our customers will begin their solution journey by uploading a building floor plan via a PDF file to a hosted solution in the cloud. This low-touch and low-cost solution allows users to quickly share site specific details with public safety. We believe that our software engineers should have the prototype operational within three months of this Offering. Our customers seeking to share additional relevant information and data are able to use our content management cloud services making it accessible anywhere on any device with permission. We plan to offer a suite of maps and applications providing customers the ability to maintain and manage data in a mobile environment for public safety to create incident pre-plans associated with the building floor plan and for building engineers to manage maintenance schedules for critical elements of a building such as alarm panels, pull stations and fire extinguishers. We plan to provide for our customers the ability to build high fidelity floor plans, safety assessments, and system integration services making the whole system complete and comprehensive.

Corporate History

Maptelligent, Inc. (the “Company”) is a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. We moved the corporation to the state of Nevada and changed our name to X Rail Enterprises, Inc. on November 5, 2015, at which time our primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, we changed our name to Las Vegas Xpress, Inc. On October 9, 2020, we changed our name to Maptelligent, Inc.

On April 13, 2020, the Company, under its former name, entered into an asset purchase agreement with GEO command, Inc. a Florida corporation (“GEOcommand”), to acquire GEOcommand’s proprietary GEOcommand Software source code and the applicable access to operate such software (the “GEOcommand Software”) in exchange for common stock in the Company, such that the shares issued to GEOcommand shall represent eighty percent (80%) of the post-closing shares of the total outstanding common stock of the Company. Additionally, GEOcommand agreed to loan to the Company the sum of $75,000 to be used by the Company for corporate operations. In connection with the GEOcommand Transaction, the Company intended to enter into a licensing agreement with GEOcommand for the exclusive, unlimited and world-wide use of the GEOcommand Software in exchange for $1,000,000. As of this filing the Company no longer intends to enter into that license agreement.

On July 15, 2020, Michael Barron resigned from his position as member of the Board of Directors of the Company. Mr. Barron’s resignation was not the result of any disagreement with the Company or other matter relating to the Company’s operations, policies or practices.

On July 27, 2020, the Board of Directors of the Company has approved the appointment of Joseph Cosio-Barron as its Director of the Board.

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On September 15, 2020, Wanda Witoslawski resigned from her position as Chief Financial Officer of the Company. Ms. Witoslawski’s resignation was the result of disagreements with the Company relating to practices in the past. Ms. Witoslawski was a member of the Audit committee.

On October 9, 2020, the Board of Directors the Company approved the appointment of Richard Ziccardi as its Chief Financial Officer and ratified an employment agreement dated October 1, 2020. The Company also ratified an employment agreement dated July 22, 2020 with Paul Christin as its Director of Sales and Marketing.

On October 9, 2020, upon receipt of approval from Financial Industry Regulatory Authority (“FINRA”), the Company effected a 4000-to-1 reverse split of its then-issued and outstanding common stock, and ratified an agreement dated April 13, 2020, whereby the Company, under its former name Las Vegas Xpress, Inc., entered into an asset purchase agreement with GEOcommand, Inc. to acquire from GEOcommand software source code and applicable access to operate the software, including an agreement with Environmental Systems Research Institute, Inc. (“ESRI”), which the GEOcommand software was based.

On October 12, 2020, the Company finalized an Agreement with ESRI in order to use the ESRI network through the ESRI Silver Partner Package (“Network Agreement”). The Network Agreement allows the Company to use ESRI’s mapping, and geolocation services in order to build and maintain its products and services. The Company intends to launch a new product offering to be built using ESRI's commercial-off-the-shelf (COTS) technology to provide similar feature/functionality provided by the license with the Company. The ESRI platform is considered the industry leader in geographic information system technology. We believe that using Esri's COTS Building Information Model technology in lieu of the GEOcommand's custom code will reduce software development costs and create added value to Maptelligent customers through Maptelligent's silver level partnership with ESRI. The Term of the Network Agreement is for an initial one (1) year period, and is renewable upon approval by ESRI for successive one (1) year periods. The Company may terminate the Network Agreement at any time upon written notice to ESRI and ESRI may terminate the Network Agreement if the Company fails to cure a material breach within thirty (30) days or if the Company becomes insolvent, change of ownership without prior written approval by ESRI, the Company makes a material misstatement of fact, or the Company violates any applicable law or regulation related to the Network Agreement. Maptelligent, paid fees of $9,300 to ESRI on or about October 13, 2020 for the annual subscription service to be available to the Company.  The foregoing description of the Network Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Network Agreement, which was filed as Exhibit 6.1 to this Form 1A, and is incorporated herein by reference.

Maptelligent, Inc. is on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc. The Company aspires to be a leader in site-specific geographical information systems (GIS) design. Maptelligent will be a proprietary system that can be used by all branches of local, state, and federal governments to protect schools, movie theaters, sport venues, or virtually anywhere that people frequent by sharing time critical information with police and first responders in emergency situations.

Maptelligent’s use of geographic information system can serve as the common situational awareness tool for all community services, including fire, police, public works, local utility companies, community planners, and tax assessors. These solutions will support Smart City Initiatives both large and small. All products are scalable by design and encourage data sharing across multiple jurisdictions. Our technologies also encourage a public/private partnership for local, state and national business enterprises the ability to provide the local responder agency the ability to assess an event while en route to an incident in an effort to save lives.

On January 8, 2021, we entered into a Mutual Agreement and General Release of All Claims (the “Release Agreement”) with United Rail, a Nevada corporation (“United Rail”), Michael Barron, Allegheny Nevada Holdings Corp., a Nevada corporation (“Allegheny”), Dianne David, Wanda Witoslawski and Barron Partners, a Nevada corporation (“Barron Partners,” and together with United Rail, Barron, Allegheny, David and Witoslawski, the “Releasors”). On April 13, 2020, the Company, under its former name, as Las Vegas Xpress, Inc., entered into an Asset Purchase Agreement with GEOcommand, Inc. (“GEOcommand”) to acquire certain assets of GEOcommand (the “APA”). The APA included the certain existing debt of GEOcommand owed to each of the Releasors. Under the Agreement, United Rail and Barron agreed to assume the Company debt owed to certain vendors in the amount of $60,755.25, as listed on Schedule A of the Release Agreement (the “Vendor Debt”). Additionally, the Company agrees to pay an amount equal to $182,149 (the “Settlement Payment”) to settle certain notes payable in an amount equal to $531,772 owed certain of the Releasors (the “Releasing Debt”). Half of the Settlement Payment, amount equal to $91,074.50, less a $6,221 past due payment that Barron Partners owes the Company, will be paid in the form of cash (the “Cash Payment”). A quarter of the Cash Payment will be paid on the closing date of the Agreement (the “Closing Date”), with the remaining $68,305.87 of the Cash Payment to be paid 120 days following the Closing Date. The second half of the Settlement Agreement will be in the form of the Company’s common stock, par value $0.00001 (the “Common Stock”), at a price of $0.80 per share of Common Stock. The Settlement Payment is in exchange for the Releasor’s release of the Company and settlement of the Releasing Debt pursuant to the terms of the Agreement. In addition, pursuant to the Agreement, the Company agreed to pay $604,066.94 to settle Accrued Salary Expense due to the Releasors in the amount of $959,516.94 in the form of Common Stock. The Agreement contains standard covenants and terms found in similar agreements. The foregoing description of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 on our current report on Form 8-K, filed on January 21, 2021, and is incorporated herein by reference.

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On January 16, 2021 and effective February 2, 2021, we entered into a Mutual Agreement and General Release of All Claims (the “Agreement”) with Michael Mason, Wayne Bailey and Joseph Cosio-Barron (together with Mason and Bailey, the “Releasors”). On April 13, 2020, the Company, under its former name, as Vegas Xpress, Inc., entered into an Asset Purchase Agreement with GEOcommand, Inc. (“GEOcommand”) to acquire certain assets of GEOcommand (the “APA”). The APA included the certain existing debt of GEOcommand owed to each of the Releasors in the amount of $327,415.58 (the “Existing Debt”). Under the Agreement, the Company agrees to pay 409,271 shares of the Company’s common stock, par value $0.00001 to the Releasors, collectively, in exchange for the Releasers’ release of the Existing Debt. Additionally, the Company and Releasors agreed to waive and dissolve any past due accrued salary expense owed to the Releasors that occurred after December 31, 2018. The foregoing description of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which was filed as Exhibit 10.1 on our current report on Form 8-K, filed on January 27, 2021, and is incorporated herein by reference.

On January 16, 2021, in connection with the aforementioned release agreements the Company and GEOcommand agreed to remove the issuance of any Company shares to GEOcommand as per that certain Asset Purchase Agreement, dated April 13, 2020. The Company has further decided that it will not enter into any license agreement with GEOcommand as previously disclosed in the Asset Purchase Agreement. The Company will maintain its Network Agreement, and build upon that license with ESRI.

Maptelligent’s multi-layer geographic information system can serve as the common situational awareness tool for all community services, including fire, police, public works, local utility companies, community planners, and tax assessors. These solutions can act as the “heart” and “soul” for Smart City Initiatives both large and small. All products are scalable by design and encourage data sharing across multiple jurisdictions. Our technologies also encourage a public/private partnership for local, state and national business enterprises the ability to provide the local responder agency the ability to assess an event in real time while en route to an incident in an effort to save lives.

On February 28, 2021, our CEO Albert Konigsberg resigned from all positions with the Company. Mr. Cosio-Barron was then appointed as our President and CEO of the Company.

On March 22, 2021, the Company entered into a Reseller Agreement with GEO-COMM, Inc., a Minnesota Company (“Reseller Agreement”). The Reseller Agreement will give the Company non-exclusive access to GEO-COMM’s products in relation to licenses for various software solutions and services for the public safety industry, which will allow the Company to better build out its safety products and services. By entering into the Reseller Agreement the Company will be able to link and offer potential customers a hosted software-as-a service using our previously licensed ESRI technologies more easily. The term of the Reseller Agreement is for an initial period of three (3) years and then it will automatically renew for additional successive one (1) year terms unless earlier terminated. The Reseller Agreement contains standard terms of termination, such as for failure to pay amounts due, thirty day written notice or if one of the parties becomes insolvent. The foregoing description of the Reseller Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Reseller Agreement, which was filed as Exhibit 6.2 to this Form 1A, and is incorporated herein by reference.

BUSINESS

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The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Business Overview

Following the World Trade Center attack in 2001, our former CEO and founder, Albert Koenigsberg, used his extensive background in communication technologies and investigated additional technologies that could make the response efforts of emergency managers more streamlined. Hurricane Katrina presented many new problems for first responders, so Mr. Koenigsberg attended a series of Katrina Panel meetings to better understand the communication “gaps” that our responders identified. Following Katrina Mr. Koenigsberg decided to take a pro-active position to these gaps and started GEOcommand, Inc., a company focused on the research and development of new world technologies dedicated to the safety and security of people and the places they congregate. With the Sandy Hook School shooting, the Aurora Theater attack, the Boston Marathon bombing, the horrific events that have taken place in Paris and Orlando and the Marjory Stoneman Douglas High School in Parkland, Florida (which was only 10 miles from his office in Boca Raton), Mr. Koenigsberg continued to pursue the creation of an interoperable method of sharing critical in-building information with our first responders. When the Las Vegas attack during the Harvest Music Festival took place, everyone realized the problem of data sharing between our public servants needed to be solved. The current COVID- 19 Pandemic further identified the need for horizontal and vertical data sharing between hospitals and first responders worldwide.

After careful consideration and assessment of current market conditions, in lieu of investing in updating legacy GEOcommand solutions to modern technology platforms, Maptelligent has decided to improve its product portfolio by developing new capabilities consistent with current technology innovations such as SaaS, Cloud, and e-commerce product delivery.

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Maptelligent, Inc. technology plans to serve a market of organizations and entities who are often at risk from threats and emergency incidents such as: schools, universities, hospitals, shopping malls, sporting events, commercial enterprises, and ports (sea and air).

Maptelligent, Inc. is planning to provide a cloud based geographic platform to access information relevant to structures and sites enabling better emergency response to incidents occurring within buildings.

The Maptelligent solution will integrate disparate data from sensors, cameras, alarms, access control and accountability systems creating actionable intelligence on an intuitive map display.  This rapid access to relevant information enhances situational awareness to mitigate additional loss of life and property when shared with first responders.

The Maptelligent, Inc. solution portfolio is expected to also include a suite of tools providing customers the ability to maintain and manage data in a mobile environment.  Access to geospatial data in the cloud will provide customers to perform additional spatial analytics such as flood risk analysis, threatening weather analysis, transportation route optimization, etc.

Mobile Apps will provide the ability to create incident pre-plans for public safety and facility management tools for smart building management.

We will continue to develop our in-building floorplan modeling GIS platform using the significant investment in the preparation of their software solutions that has previously been made and using the ESRI software as well as our Reseller Agreement with GEO-COMM, Inc.

As a result of the agreement with ESRI, we now are able to provide a multi-layer geographic information system which can serve as the common situational awareness tool for all community services, including fire, police, public works, local utility companies, community planners, and tax assessors. We intend to license our products through “White Labeling” and packaging our product offerings. These solutions can support Smart City Initiatives both large and small. All products are scalable by design and encourage data sharing across multiple jurisdictions. Our technologies also encourage a public/private partnership for local, state, and national business enterprises the ability to provide the local responder agency the ability to assess an event while en route to an incident. This will help save life and property.

Struggling through the chaos of responding to everyday emergency calls and catastrophes like 9/11, firefighters, police, and other emergency responders were not able to access or share critical data - basic information such as building floor plans, emergency pre-plans, and responder locations. The result is a breakdown in a coordinated and efficient response.

Today, following various home-grown terrorist attacks on elementary schools, malls, and colleges the same breakdown still exists. The proposed Maptelligent, Inc. suite of technologies bridges this information gap by providing solutions that allow for a visually intuitive way for school administrators, business owners, and first responders to help save life and property.

This set of comprehensive tools is designed for everyday use, scaling seamlessly from ordinary incidents to multi-agency mass response. Our software ensures that first responders can provide emergency services efficiently, safely, and effectively-whether it is a local or mutual aid response-without interrupting or impacting day-to-day operations.

We are dedicated to offering a scalable, cost-effective interoperability solution, providing any Smart City initiative vital information to the first responders when they need it most.

Maptelligent, Inc., is developing business partnerships that currently provide hardware and software solutions such as cameras, door access controls, metal detectors, AI, cloud services and other commonly used stand-alone technologies in security and situational awareness solutions. Each of these partnerships are designed to allow their existing customers the ability to seamlessly integrate with the Maptelligent, Inc., market offerings. These relationships will allow their existing customers to create, maintain, and connect their systems of critical infrastructure in an intuitive GIS based map display and viewed by their local, regional and state emergency response agencies and personnel. Maptelligent, Inc., product is planned to combine multiple layers of situational awareness into an extensible framework needed to fully implement emergency planning and facility/asset management goals.

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Maptelligent’s proposed technologies will be a collaborative software system that can be used by multiple agencies and jurisdictions to plan & coordinate emergency and disaster response, management and mitigation.

Our proposed solutions and related tools create seamless interoperability and timely distribution of information across disparate systems and platforms. We have created the tools that address the communication, collaboration and organizational challenges faced by responders during large-scale emergency events.

Whether a user is focused on a specific building and critical assets therein or looking broadly at a whole region of mutual response locations, the backbone of each aspect of operations is the GIS and the data displayed within.

From a Citywide Perspective to a Single Building - Protect the Safety & Security of Specific Infrastructures Solution Will Offer:

•	A detailed operating picture of your city for use in pre-planning and training thus ensuring the best response to an emergency.

•	An integration dashboard for additional city infrastructures represented in a “location-first” manner - visually on a map, with the ability to click through for current status.

•	An interactive regional map that includes details of critical sites within your city and neighboring jurisdictions.

A Comprehensive Community Solution - Ensures First Responder Access

Maptelligent, Inc., plans to make your critical information readily available to local Fire and Police Departments, giving them access to important response information related to your community.

•	Minimize Property Damage
•	Shared Mutual Aid Information
•	More Efficient Response
•	Enhanced Situational Awareness
•	Effective Collaboration Support

Maptelligent, Inc.'s, proposal is ideal for all community services, including fire, police, public works, local utility companies, community planners, and tax assessors.

Our Solution- Using GIS for In-Building Intelligence

Maptelligent, Inc., will allow for a “location-first” approach to connecting multiple disparate data sources and business systems into one location-specific situational awareness interface for viewing critical assets and infrastructure.

Easily Collect and Maintain Data

Get everything you need to create, edit, organize, maintain, and share your situational awareness data-hardware, software, building inspection and pre-planning tools.

•	Catalog and save your facility information right onto the floor plan
•	An intuitive interface allows for more efficient data collection
•	Live sketching tools can help communicate response scenarios and training plans
•	Collaborative interface allows first responders to collaborate, pool resources, and plot strategies

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From a Single Building to a Campus Complex

Integrates with strategic partners “cloud” services to expand from a single location to a complex of buildings or campus. Multiple building plans tied together with regional context for more comprehensive facilities management and emergency planning.

Maptelligent, Inc., will be used daily in concert with your facility management processes to efficiently run your company/facility(ies) while also providing critical and valuable response information to your local first responder agencies.

Whether you are a single property owner or a large corporation that maintains facilities throughout the world and allows you to streamline your operational and maintenance records, improves efficiency, ensures safety protocols and improves your bottom line.

Maptelligent’s proposed suite of products distinguishes the Company from its competitors by providing detailed and interactive site-specific data. We address a critical need, a public/private partnership for the sharing of critical data both horizontally and vertically. This is done without an undue burden on agency resources.

Our Solution & Why Maptelligent, Inc., We Believe We Are Unique

Maptelligent, Inc., will use state-of-the-art geographic information map-based interface which will provide emergency responders with near real- time, location-specific situational awareness technology - to better enhance response times to man-made and natural disasters.

The Maptelligent, Inc.’s, intended platform will provide a common operating picture for first responders - enabling school and campus police to connect and share critical data sources in one location- specific situational awareness interface for viewing - with school administrators.

The technology will identify critical assets such as cameras, door access controls, metal detectors, panic buttons, etc., when breached. When an alarm is triggered, the map will automatically display the alarm location and any specific information the alarm is sending. In addition, the technology can interface with both indoor and outdoor shooter detection systems and biometrics (facial recognition) for a proactive response.

Maptelligent, Inc., planned products will provide a simple and intuitive way to view area-wide (CityMapt) to specific in-building floor plans and critical assets (SiteMapt), as well as other areas of interest within your campus infrastructure.

Maptelligent, Inc., envisioned technologies provide responding agencies with the ability to rapidly identify and share active threats and hazards (i.e., active shooter, fire, hazardous materials) - before arrival or at the scene and coordinate resources for better command and control of the event.

All Maptelligent, Inc., future technologies will be designed by a team of passionately focused innovators, gives first responders the proven tools to help close the information gaps in critical decision making.

REVENUE STREAM STRATEGY

The original business model was very heavy on Services, where we would go in, build a floor plan, capture attribute data, digitize it, and present it on a map. This essentially meant there is a lot of work up-front even before getting paid for the service and product.

To get around this, Maptelligent, Inc., is planning on partnering with strategic business partners so we can offer a low-cost/low-touch solution within the Maptelligent, Inc., buying experience such as that associated with SaaS. This can be implemented by simply directing the customer to www.maptelligent.com as they subscribe to our map conversion and data sharing service between their infrastructure and their first responders.

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To create an effective buyer experience, a strategy to implement four interwoven revenue streams will provide a low cost/low touch entry point to work with Maptelligent, Inc., and provide customers with options as their needs grow.

The four revenue streams are as follows:

1.	SaaS (recurring subscription for a hosted solution)
2.	Content Management Solutions
3.	Products/Solutions (apps, software, and hardware per user)
4.	Professional Services [ProServ] (time, material, expenses)

Maptelligent SaaS

The SaaS model is a multi-tenant hosted solution to be used by all customer stakeholders to view and share information. Feature/functionality is extended and complemented through selling Products and Solutions. For example: Customized ArcGIS Collector App for building engineers to maintain building attributes and setup maintenance schedules. An app for teachers to initial an emergency alert and provide location and status of each student.

SaaS is strategic to the Maptelligent, Inc., future business because SaaS is the direction the market is moving toward in solution buying. SaaS offers customers a streamlined method to acquire new technology and shortens the sales cycle and increases profit margins through lower cost of sales.

Content Management

Today’s IT market is rapidly moving to the cloud. Many companies and organizations are choosing the cloud as a cost-effective means of storing large volumes of data and information. The cloud affords organizations the ability to address and access their data storage needs rapidly and securely while only paying for what they use. This cloud utility model is a fundamental change from the legacy private data centers.

Maptelligent, Inc., provides its customers with a cloud content management solution to store and manage data associated with the security solutions we provide.

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Products/Solutions (Maps and Apps)

As mentioned above, the product/solution revenue stream is associated with complementing and extending the SaaS product with a series of stand-alone maps and apps that will support the hosted solution with specific use cases such as building maintenance, Fire Department preplanning and risk analysis, and law enforcement tactical response planning and execution, to give a few examples.

The types of maps Maptelligent can provide would be proprietary content and shareable with the customer for an additional subscription fee. Customers can select map layers from a catalog of map services to use within their own map.

Professional Services

ProServ is Maptelligent’s core business and distinctive competence and will provide work engagements for our implementation and a project team. It should complement our overall solution offering but not be the leading driver of how we first engage with a customer. With that in mind, how we get building plans into the map can be as simple as adding a PDF to get the customer started, or for an additional cost, we do a complete and thorough review and assessment of the customer facility. ProServ will be our upsell, not the initial sell.

1.	We build and map high-fidelity floor plans including collecting attribute data. Our target market is school safety and physical security for critical infrastructure and large campus facilities
2.	A SaaS solution for organizations interested in mapping building floor plans to facilitate a better public safety response to emergency incidents at the location
3.	Maptelligent, Inc., plans to utilize hosted SaaS solutions (Partner Companies) as a platform to sell to our customers for low-fidelity building plan mapping
4.	Maptelligent, Inc., proposes our organization creates an organization instance on Partner Company’s SaaS solutions
5.	Maptelligent, Inc., would provide our own user provisioning to collect customer information and subscriptions
6.	Maptelligent, Inc., would share the revenue collected with Partner Companies
7.	Maptelligent, Inc., intends to use the Partner Company’s solutions as a means to facilitate a low-touch entry into mapping for schools, hospitals, and enterprises interested in providing better security of their facilities through first responders having access to information
8.	Maptelligent, Inc., intends to establish a proprietary content management solution for its customers to use
9.	Maptelligent, Inc., will provide/share content (high-fidelity floor plans, etc.) we collect via the Partner Company’s SaaS interface so that dispatch centers, and first responders as part of the relationship with Partner Companies.
10.	Ultimately Maptelligent, Inc., and various Partner Companies would collaborate on opportunities to drive solution utilization

SALES & MARKETING PLAN

Maptelligent, Inc., is on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc. Through the use of geospatial technology, Maptelligent, Inc., is transforming the way data and information is accessed during a time of crisis by those who need it most the first responders. The Maptelligent, Inc., solution integrates disparate data from sensors, cameras, alarms, access control, accountability systems and many other sources to create actionable intelligence by presenting their location within a building and by visualizing the data/information they provide on an intuitive map interface.

Maptelligent, Inc., plans to provide a geographic platform for first responders to access site-specific information enhancing situational awareness while en route and upon arrival at the incident scene. This quick access to relevant information shortens the time it takes for tactical action by allowing advanced arrival planning, thereby mitigating additional life and property threat exposure.

Maptelligent, Inc’s., will use a geocentric system as a common operational picture for all stakeholders involved in maintaining and protecting physical structures and venues. Through potential partnerships with industry leaders in physical security technology, Maptelligent, Inc., solutions act as the data integration platform for visualizing information produced by partners technologies.

The Maptelligent, Inc. solution will serve a large market of organizations and entities who are often at risk from threats and emergency incidents such as: schools, universities, hospitals, shopping malls, sporting events, commercial enterprises, ports (sea and air), to name a few markets.

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Maptelligent, Inc., customers begin their solution journey by uploading a building floor plan via a PDF file to a hosted solution in the cloud. This low-touch/low-cost solution allows users to quickly share site-specific details with public safety.

Maptelligent, Inc., customers seeking to share additional relevant information and data are able to use Maptelligent, Inc., content management cloud services making it accessible anywhere on any device with permission.

Maptelligent, Inc., plans to offer a suite of maps and apps providing customers the ability to maintain and manage data in a mobile environment for public safety to create incident preplans associated with the building floor plan and for building engineers to manage maintenance schedules for critical elements of a building such as alarm panels, pull stations, extinguishers, and other assets which need regular attention.

Maptelligent, Inc., envisions offering its future customers with Professional Services (ProServ) to build high fidelity floor plans, safety assessments, and system integration services making the whole system complete and comprehensive.

We have developed our sales plan to maximize our future product’s market penetration and revenue potential. We intend to promote sales through a combination of in-house efforts, strategic partnerships, license arrangements and reseller agreements.

To date, Maptelligent, Inc., has primarily been for research, development and field testing. Having an abundance of ambition, we have delivered multiple proofs of concept, despite a limited funding. In order to have a successful rollout of products, the company aims to be in the position to hire experienced sales managers and account executives to sell to both the public and private markets. In February 2020 we delivered the most recent fully interoperable integrated solution to Southwest Jefferson Consolidated School District in Hanover, Indiana. This implementation serves as a pilot program for our school safety solution. On Monday, June 13, 2020 at the invitation of this school district, Maptelligent, Inc. presented our solution to the Tri-State School Safety and Security Council. SW Jefferson HS is one of 18,000 schools throughout the United States that is a Global Grid for Learning member and uses GG4L services. Currently, Maptelligent, Inc. is in negotiations with SW Jefferson Consolidated School District to expand this tri-party partnership. Maptelligent, Inc. is preparing a proposal to expand this partnership to include police, local fire and fire responders that serve SW Jefferson Consolidated School District.

We believe Maptelligent, Inc., represents the only community solution that addresses all four pillars of preparation, mitigation, response, and recovery in a single application. Our software integrates fire, police, EMS (Emergency Medical Services), and private and municipal assets into a single common operating picture. Our platform allows for authentication of each end user’s data input across multi-disciplinary and interagency activities. This allows various administrative users the ability to update data on a near real-time basis, allowing for a free flow of updates from authorized administrators to end users responding to an incident.

All emergencies start at a local level. These emergencies may escalate and involve multiple community agencies, multiple jurisdictions, and sometimes even to the point of a federal response. Our suite of software focuses on both pre-incident planning and enhanced data handling during response and mitigation. Our software allows for complete horizontal and vertical data sharing, providing a common operating picture for all agencies from the fire and police chief, to the mayor, state agencies, and federal authorities.

The development of Maptelligent, Inc., has considered the needs of emergency and public safety responders as well as the needs of the building owners to form a unique public and private partnership for community preparedness. We believe the Maptelligent, Inc., Suite of Products distinguishes the Company from its competitors by providing detailed and interactive site-specific data. We address a critical need: a public/private partnership for the sharing of pertinent data both horizontally and vertically without undue burden on existing agency resources.

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THE MARKETS

The safety and security of people and places extends to many vertical markets because the value of emergency planning is not limited to first responders themselves. The same concepts apply to other types of organizations, such as:

•	School Districts
•	Colleges and Universities
•	Hospitals, Nursing Homes, Assisted Living
•	Hotels and Casinos
•	Airports and Seaports
•	Government Buildings (Courthouse complexes, DMV, Internal revenue, and more)
•	Theaters and Cineplexes
•	Large Commercial Property Owners and Management Companies
•	Safe/Smart City Projects
•	Oil & Gas Companies
•	Telecommunication Companies
•	Sport Venues
•	Global corporations with widespread facilities and critical assets. e.g. retail stores, restaurant chains, manufacturers, industrial parks, to name a few examples.

Current Business Partnerships/Sales

Esri Business Partner: We are currently a Silver Business Partner with Esri, whose geographic software engine is the core of our GIS interface. This relationship should boost our marketing and sales substantially, as we will be providing a robust product for public safety, and Esri is the de facto in public safety mapping worldwide.

In March 2019, in preparation for the release of our patent pending technologies, the Company began developing strategic partnerships. Our objective was to introduce Maptelligent, Inc., to well established distribution outlets and technology partners. These strategic partnerships will build awareness about our products, generate significant sales, and will allow the company to focus on technology development. Today the company is involved in working with several strategic partners.

Competition

While we believe that Maptelligent, Inc., will provide a unique software solution for use by first responders, we will face intense competition from other companies that engage or may engage in providing computer software and related technology to assist first responders.

Many of these competitors have been in existence for a considerable period of time, have substantially greater resources than we do and have developed relationships with regulators and government officials that may facilitate their ability to attract government contracts to their companies rather than ours.

Seasonality

We do not expect any seasonality in our business.

Property

Our mailing address is 2831 St. Rose Parkway, Suite #297 Henderson, NV 89052. Our telephone number is (415) 990-8141.

Employees

Other than our Officers and Directors we have three full-time and no part-time employees of our business or operations who are employed at will by Maptelligent, Inc. We anticipate adding additional employees in the next 12 months, as needed. We do not feel that we would have any unmanageable difficulty in locating needed staff.

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Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We plan to have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of April 21, 2021:

As of April 21, 2021, the Maptelligent, Inc. had three full-time employees, and no part-time employees. The directors and executive officers of the Company as of April 21, 2021 are as follows:

Name	Position	Age	Date of Appointment	Approx. Hours Per Week
Albert Koenigsberg	Former CEO, President and Director	69	5/11/20
Richard Ziccardi	CFO and Director	54	5/11/20	40
Glenn Corso	Director	58	5/11/20	20
Richard Rotanz	Director	67	5/11/20	20
Joseph A. Cosio-Barron	CEO, President, CCO and Director	71	7/22/20	40

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Richard Ziccardi - Chief Financial Officer, Board of Director

Mr. Ziccardi is a financial professional with over 30 years of experience in Banking, Insurance and Investments with a business focus on financial products. During his working career Mr. Ziccardi has held various roles including, but not limited to: Product Manager, LOB Controller, Chief of Staff, CAO, and Global Head of Revenue and RFP Pricing while supporting the servicing of Exchange Traded Funds, Mutual Funds, Hedge Funds, Private Equity, REITs and Variable Annuities. In these capacities, Mr. Ziccardi has worked on Mergers and Acquisition integrations, Client Profitability Modeling, Revenue Maximization, Sales and Client Engagement, New Product Development, Vendor Contract Negotiations, Efficiency and Expense Reduction Initiatives, Recruiting, Hiring, Training, Employee Engagement and Retention. From 2001 – 2020, Mr. Ziccardi was employed at the Bank of New York Mellon in various roles and titles including CAO and Managing Director, up to February 2020, Mr. Ziccardi was Global Head of Revenue Control - Asset Servicing. Mr. Ziccardi holds a Bachelor of Business Administration - Accounting - Hofstra University.

Richard Rotanz - Board of Director

Fire Chief Rotanz led in the development of New York City’s emergency planning programs. After digging himself from the debris from World Trade Center which fell around him and many others during the attacks in 2001, he was engaged to rebuild New York City’s emergency operation center at Pier 92. In that capacity, he managed the coordinated response of over 110 separate organizations from federal, state, and local governments as well as private and non-profit organizations to Ground Zero. Mr. Rotanz, was the program manager, for the NYC Department of Health & Mental Hygiene from 2014 through 2015, where he developed the program managing process for New York City’s new post emergency canvassing operations (PECO). From 2016 – 2020 Mr. Rotanz was performing doctoral studies at the Walden University. From 2017 through to current, Mr. Rotanz has been the president of Rotanz and Associates, where he consults with a team of subject matter experts and specialized firms in delivering expedient services in advancing sales/ services and survivability; thereby, increasing profits.

Glenn Corso - Chairman of the Board

Mr. Corso has over 40 years of experience in manufacturing and business operations in Diagnostic Medical and Industrial Real Time X- Ray equipment manufacturing companies. Glenn became President and CEO of Precise Optics/Photo Medic Equipment, Inc. in 1995 and President and CEO of Tecnomed USA (Bay Shore Medical Equipment Corp.) in 1990. Since 2000, Mr. Corso has owned and operated Consol Air, Inc., a company that owns and operates a Beechcraft Baron 58P which he charters for flights around the eastcoast. Mr. Corso worked in all aspects of the businesses from machine shop, inspection, assembly, design and production, regulatory oversight, technical writing, and ultimately management. Mr. Corso became a shareholder accumulating significant ownership of GEOcommand, Inc. and has served on the board from 2008 to present.

Joseph A. Cosio-Barron – CEO, President, Director of Compliance - Board of Director

Joseph A. Cosio-Barron is an accomplished professional with many years’ experience working within the intricacies of people management and regulatory legal compliance to ensure the viability of publicly held corporations listed on the stock exchanges.

From 2016 to 2019, Mr. Cosio-Barron served as President of Las Vegas Xpress, Inc., which provided passenger rail excursions in the U.S. From 2007 to 2016, Mr. Cosio-Barron served as Executive Vice President of Las Vegas Railway Express, Inc., which also provided passenger rail excursions in the U.S. From 2004 to 2007, Mr. Cosio-Barron served as President of Shearson Home Loans, a $1.3 billion national mortgage bank with 237 offices in 33 states and 1,450 employees. From 2002 to 2004, Mr. Cosio-Barron co-founded Liberty Capital, a $100 million asset management company based in Las Vegas, Nevada. From 1996 to 2002, Mr. Cosio-Barron served as the Managing Partner and President of CBS Consultants, Inc., a California Corporation which was a financial firm offering highly specialized services in development and lending for hotels, resorts, and casinos to include regulatory legal compliance. From 1991 to 1996, Mr. Cosio-Barron served as the Executive Vice President of Finet Holdings Corporation, a Delaware Corporation. As Executive Vice President, he was entirely responsible for the coordination of all regulatory legal compliance and the management of the sales of the staff for all the branch offices. From 1980 to 1990, Mr. Cosio-Barron served as President of Terra West Construction, a company, which he founded which in addition to building single-family subdivisions, strip, centers, duplex and four-plex units also developed syndications and formed limited partnerships for large-scale developments throughout California. From 1973 to 1980, Mr. Cosio-Barron served as Senior Vice-President of Multi-Financial Corporation, a California Corporation which was a real estate investment firm that both owned and managed commercial, retail, and residential income properties in Northern California.

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None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive Officer paid by us during the years ended December 31, 2020 and 2019, in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Albert Koenigsberg (2)	2020	$84,600	0	250,000	0	0	0	0	$334,600
Chief Executive Officer, President and Director	2019	$0	0	0	0	0	0	0	$0

Glenn Corso,	2020	$0	0	175,000	0	0	0	0	$175,000
Director	2019	$0	0	0	0	0	0	0	$0

Wanda Witoslawski(3)	2020	$13,375							13,375
	2019	$0	0	0	0	0	0	0	$0

Richard Ziccardi (5) , CFO,	2020	$37,500	0	250,000	0	0	0	0	$287,500
Director	2019	$0	0	0	0	0	0	0	$0

Joseph A. Cosio-Barron (4) ,	2020	$60,250	0	175,000	0	0	0	0	$235,250
CCO, and Director,	2019	$0	0	0	0	0	0	0	$0

Richard Rotanz,	2019	$0	0	0	0	0	0	0	$0
Director	2018	$0	0	0	0	0	0	0	$0

(1)

For valuation purposes, the dollar amount shown is calculated based on the grant date fair value computed in accordance with FASB ASC Topic 718. The number of shares granted, the grant date, and the market price of such shares are set forth below.

(2)	Albert Koenigsberg has served as our Chief Executive Officer and President from April 15, 2020 to February 28, 2021.
(3)	Wanda Witoslawski has served as our Chief Financial Officer and Treasurer from June 1, 2020 to September 15, 2020.
(4)	Joseph A. Cosio-Barron has served as our Chief Executive Officer from February 28, 2021 through the present. Mr. Cosio-Barron was appointed a Director of the Board on July 27, 2020.
(5)	Richard Ziccardi has served as our Chief Financial Officer from October 9, 2020 through the present.

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Employment Agreements

Joseph Cosio-Barron

On January 1, 2021, the start date of Joseph Cosio-Barron’s employment agreement with us, we entered into an Executive Agreement with Mr. Cosio-Barron (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the Board of Directors, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Board of Directors, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Richard Ziccardi

On January 1, 2021, the start date of Richard Ziccardi’s employment agreement with us, we entered into an Executive Agreement with Mr. Ziccardi (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the CEO, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the CEO, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive Officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive Officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December 31, 2020.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our Director or executive Officer.

Compensation Committee

The Company currently does have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. The following amounts have been paid to, or accrued to, Directors in such capacity.

During the year   ended December 31, 2020, the Company issued 15,075,000 shares of common stock for directors’ compensation of $960,000 valued at fair market value of $0.063 per share on the grant date. During the year ended December 31, 2019, the Company issued an aggregate of 193,750 shares of common stock for compensation of $77,500 valued at fair market value of $0.40 per share on the grant date.

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Director Independence

The Board of Directors is currently composed of four members. Richard Ziccardi and Joseph A. Cosio-Barron do not qualify as independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. Glen Corso, and Richard Rotanz, do qualify as Independent Directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us. In addition, the Board of Directors has not made a subjective determination as to each Director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, though such subjective determination is required by the NASDAQ rules. Had the Board of Directors made these determinations, the Board of Directors would have reviewed and discussed information provided by the Directors and the Company with regard to each Director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Joseph Cosio-Barron, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Joseph Cosio-Barron collects and evaluates all shareholder communications. All communications addressed to the Director and executive Officer will be reviewed by Joseph Cosio-Barron unless the communication is clearly frivolous.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Parties

Note receivable

During the year ended December 31, 2020 the Company issued 4,835,420 shares of commons stock for $716,242, of which the Company received cash of $467,900 and a promissory note receivable from a former officer of $248,342. During the year ended December 31, 2020, $11,600 were transferred to the Company, $78,479 was used for payments of operating expenses, and $6,221 was used to settle debt with former related parties (see Note 12). As of December 31, 2020, the Company recorded note receivable of $152,042. Note receivable is due on demand and bears no interest.

Notes payable – related parties

The Company acquires on-going funding on an as-needed basis from related parties that include the Company’s officers, directors, majority shareholders, and these parties’ affiliates, pursuant to promissory notes with various origination dates in 2015 and 2017.

As of December 31, 2020 and 2019 outstanding notes payable – related parties are as follows:

	December 31,	December 31,
	2020	2019

Promissory note to an affiliate of the Company’s CFO, dated September 30, 2015, bearing no interest payable on demand	$349,573	$349,573
Promissory note to our CFO, dated December 15, 2015, bearing interest at 10% annually, payable on demand	41,810	41,810
Promissory note to a former CEO, dated December 15, 2015, bearing interest at 10% annually, payable on demand	24,101	24,101
Promissory note to a former CEO’ spouse, dated December 15, 2015, bearing interest at 10% annually, payable on demand	53,994	53,994
Promissory note to a former CEO, dated September 30, 2017, bearing 10% interest, payable on demand	59,044	59,044
Promissory note to our CFO, dated September 30, 2017, bearing 10% interest, payable on demand	3,200	3,200
	531,722	531,722
Reclassification to debt to be settled (Note 12)	(531,722)	-
	$-	$531,722

For the year ended December 31, 2020 and 2019, proceeds from related parties totaled $0 and $86,677, and interest of $18,214 and $18,404 was accrued. Accrued interest on related party loans totaled $82,536 and $64,322 as of December 31, 2020 and 2019, respectively.

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In January 2021, the Company entered into a mutual agreement, whereby certain notes payable – related parties and accrued interest were fully settled (see Note 12).

Due from related party

During the year ended December 31, 2020, the Company lent $36,000 and received cash of $2,500.

As of December 31, 2020 and 2019, the Company had due from related party of $33,500 and $0, respectively. Due from related party is non-bearing interest and due on demand.

Employment agreement

As of December 31, 2020 and 2019, the Company recorded accrued salary, for our former CEO, CFO and a spouse of CEO, of $1,463,100 and $1,369,350, respectively, of which $1,289,801 was reclassed to debt to be settled (Note 12).

Other than the aforementioned related party transactions, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are no other transactions involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Stock Options

The Company issues stock, options, and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees and non-employees in accordance FASB ASC 718. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

During the years ended December 31, 2020 and 2019, the Company incurred $960,000 and $77,500, respectively, in stock-based compensation to employees / board members, for which it issued 15,075,000 and 193,750 shares of common stock, respectively.

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Share Purchase Warrants

The Company accounted for the issuance of Warrants in conjunction with the issuance of convertible notes as an equity instrument and recognized the warrants under the Black-Scholes valuation model based on the Company’s market share price on the grant date.

The following summarizes the Company’s warrant activity during the years ended December 31, 2020 and 2019:

		Weighted average	Weighted average
	Warrants	exercise price	remaining life (year)
Outstanding - December 31, 2018	1	$3,000,000	2.33
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Outstanding - December 31, 2019	1	3,000,000	1.33
Granted	146,667	1.50	1.50
Exercised	-	-	-
Cancelled	(1)	-	-
Outstanding - December 31, 2020	146,667	$1.50	4.95

The intrinsic value of the warrants as of December 31, 2020 is $0. All of the outstanding warrants are exercisable as

Except for the aforementioned warrants, we have not issued and do not have outstanding any share purchase warrants to purchase shares of our Common Stock.

Indemnification of Directors and Officers

Our articles of incorporation provide that no Director or Officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former Directors and Officers, or any person who may have served at our request as Director or Officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such Officer or Director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a Director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our Directors, Officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such Officers and Directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

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Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Maptelligent, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Maptelligent, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Maptelligent, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Maptelligent, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of five members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

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We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of April 13, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than ten percent (10%) of our capital stock. The percentage of beneficial ownership in the table below is based on 57,958,172 shares of common stock deemed to be outstanding as of April 13, 2021.

The following table gives information on ownership of our securities as of April 13, 2021. The following lists ownership of our Common Stock and Preferred Stock by each person known by us to be the beneficial owner of over 5% of the outstanding Common and Preferred Stock, and by our officers and directors:

	Total
	Common Stock		Total Series A		Total Series C
	Shares	% of	Preferred	% of	Preferred	% of	Total % of
Name of Beneficial Owner (1)	Beneficially Owned	Common Stock Class (2)	Shares Owned (3)	Series A Class (2)	Shares Owned	Series C Class (2)	Beneficial Ownership (5)
Directors and Officers:
Glenn Corso, Director	2,125,000	3.67%	-	-	4	20.0%	3.66%
Richard Ziccardi, CFO, Director	3,650,000	6.30%	-	-	4	20.0%	6.29%
Joseph Cosio-Baron, CEO, President, CCO, Director	3,808,226	6.57%	-	-	-	-	6.56%
Richard Rotanz, Director	1,500,000	2.59%	-	-	4	20.0%	2.58%
All executive officers and directors as a group (4 persons)	11,083,226	19.12%	-	-	-	60%
Five (5%) Percent Shareholders:
Albert Koenigsberg, Former CEO & Director	3,625,000	6.25%	-	-	4	20.0%	6.24%
Wayne Bailey	-	-	51,000	51.62%	-	-	0.09%
Phoenix International Mining Inc.	-	-	18,607	18.83%	-	-	-%
Michael Barron	-	-	-	-	4	20.0%	-

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon (i) 57,958,172 shares of Common Stock outstanding, (ii) 98,796 shares of Series A outstanding, and (iii) 20 shares of Series C outstanding as of April 13, 2021.

(3)	Each share of Series A Preferred Stock is entitled to no voting rights and each share of Series A Preferred Stock is convertible into one share of Common Stock.

(4)

Each share of Series C Preferred Stock are not convertible and has voting rights equal to four times the sum of total common stock shares issued and outstanding plus the total number of preferred series B, A and A-2 that are issued and outstanding.

(5)	Based on 58,056,968 shares calculated on fully diluted basis.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

DESCRIPTION OF SECURITIES

______

The Company’s Authorized Stock

The Company is authorized to issue 10,000,000,000 shares of common stock and 1,000,000 shares of preferred A (each share convertible on one for one base for common stock, no voting rights), 10,000 shares of preferred A-2 (each share convertible into four times the sum of all shares of common stock issued and outstanding with the same voting rights), 1,000,000 shares of preferred B (each share convertible into 10 shares of common stock and has 10 votes for any election) and 1,000 shares of preferred C (each share is not convertible and has voting rights equal to four time the sum of total common stock shares issued and outstanding plus the total number of series B, A and A-2 that are issued and outstanding). The increase in authorized shares of common stock from 3,000,000,000 to 5,000,000,000 shares was effective March 21, 2018 and the increase from 5,000,000,000 to 10,000,000,000 was effective May 17, 2018.

Common Stock

No shareholders of the Corporation holding Common Stock have any pre-emptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class.

Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available, therefore.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

Except as otherwise required by Nevada corporation law, the Articles of Incorporation, or any designation for a class of Preferred Stock (which may provide that an alternate vote is required), (i) all shares of capital stock of the Corporation shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation; and (ii) the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the applicable matter shall be required for approval of such matter.

Adoption of Bylaws. In the furtherance and not in limitation of the powers conferred by statute and the Articles of Incorporation, the Board is expressly authorized to adopt, repeal, rescind. alter or amend in any respect the bylaws of the Corporation.

Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

Removal of Directors. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

51

Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any. of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof. of such series.

DIVIDEND POLICY

______

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant.

SECURITIES OFFERED

______

Current Offering

Maptelligent, Inc. (“Maptelligent, Inc.,” “We,” or the “Company”) is offering up to $5,000,000 total of Securities, consisting of Common Stock, $0.00001 par value (the “Common Stock” or collectively the “Securities”).

Transfer Agent

Our transfer agent is Action Stock Transfer Corporation, whose address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121, telephone number (801) 274-1088, and website www.actionstocktransfer.com.

The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

_____

Prior to this Offering, there has been a limited market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

52

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

-

1% of the number of shares of our Common Stock then outstanding; or the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

LEGAL MATTERS

_____

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Andrew Coldicutt, Esq. of San Diego, CA.

EXPERTS

______

The year-end December 31, 2019 and 2018 financial statements included in this Offering Circular have been audited by Pinnacle Accountancy Group of Utah (a DBA of the PCAOB-registered firm Heaton & Company, PLLC), to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

______

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

53

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Maptelligent, Inc.

Henderson, NV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Maptelligent, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 15, 2021

F-2

MAPTELLIGENT, INC.

(formerly Las Vegas Xpress, Inc.)

BALANCE SHEETS

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash	$61,572	$-
Note receivable for stock subscription	152,042	-
Due from related party	33,500	-
Total current assets	247,114	-

Total Assets	$247,114	$-

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$18,949	$83,995
Accrued payroll	272,301	1,369,350
Accrued interest	1,213,264	1,246,540
Accrued interest - related parties	-	64,322
Notes payable to related parties	-	531,722
Notes payable	109,355	-
Convertible notes payable	229,438	324,058
Derivative liability	102,361,488	143,678
Debt to be settled	1,958,593	-
Common stock payable	19,000	-
Total Current Liabilities	106,182,388	3,763,665

Total Liabilities	106,182,388	3,763,665

Stockholders’ Deficit
Preferred stock: 2,011,000 authorized; $0.00001 par value;
Preferred A, 1,000,000 shares designated, 98,796 shares issued and outstanding	1	1
Preferred C, 1,000 shares designated, 20 and 4 shares issued and outstanding, respectively	-	-
Common stock: 10,000,000,000 authorized; $0.00001 par value
23,712,521 and 879,742 shares issued and outstanding, respectively	237	9
Additional paid in capital	23,709,863	19,632,880
Accumulated deficit	(129,645,375)	(23,396,555)
Total Stockholders’ Deficit	(105,935,274)	(3,763,665)
Total Liabilities and Stockholders’ Deficit	$247,114	$-

See accompanying notes to these audited financial statements.

F-3

MAPTELLIGENT, INC.

(formerly Las Vegas Xpress, Inc.)

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2020	2019

Revenue	$-	$-

Operating expenses
General and administrative	118,356	38,732
Professional fee	48,698	150,365
Compensation and payroll taxes	1,751,063	400,000
Total operating expenses	1,918,117	589,097

Net loss from operations	(1,918,117)	(589,097)

Other income (expense)
Interest expense	(150,024)	(143,931)
Change in fair value of derivative liability	(104,180,679)	156,420
Total other income (expense)	(104,330,703)	12,489

Loss before income taxes	(106,248,820)	(576,608)
Provision for income taxes	-	-
Net loss	$(106,248,820)	$(576,608)

Dividend on Series B Preferred Stock	-	-
Net loss attributable to common stockholders	$(106,248,820)	$(576,608)

Basic and diluted loss per Common Share	$(55.54)	$(0.83)
Basic and diluted weighted average number of common shares outstanding	1,913,113	694,601

See accompanying notes to these audited financial statements

F-4

MAPTELLIGENT, INC.

(formerly Las Vegas Xpress, Inc.)

STATEMENTS OF STOCKHOLDERS’ DEFICIT

							Additional		Total
	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2018	98,796	$1	4	$-	185,583	$2	$19,382,744	$(22,819,947)	$(3,437,200)

Stock issued for compensation - related party	-	-	-	-	193,750	2	77,498	-	77,500
Stock issued for notes and interest conversion	-	-	-	-	500,284	5	172,638	-	172,643
Stock issued for stock subscription payable	-	-	-	-	125	-	-	-	-
Net loss	-	-	-	-	-	-	-	(576,608)	(576,608)
Balance - December 31, 2019	98,796	$1	4	$-	879,742	$9	$19,632,880	$(23,396,555)	$(3,763,665)

Series C Preferred stock issued for services	-	-	16	-	-	-		-	-
Stock issued for cash	-	-	-	-	4,835,420	48	716,194	-	716,242
Stock issued for notes and interest conversion	-	-	-	-	2,921,472	29	2,400,940	-	2,400,969
Stock issued for compensation - related party	-	-	-	-	15,075,000	151	959,849	-	960,000
Reverse stock split adjustment for fractional shares	-	-	-	-	888	-	-	-	-
Net loss	-	-	-	-		-	-	(106,248,820)	(106,248,820)
Balance - December 31, 2020	98,796	$1	20	$-	23,712,522	$237	$23,709,863	$(129,645,375)	$(105,935,274)

See accompanying notes to these audited financial statements

F-5

MAPTELLIGENT, INC.

(formerly Las Vegas Xpress, Inc.)

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(106,248,820)	$(576,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	20,447	65,001
Common stock issued for compensation - related party	960,000	77,500
Change in fair value of derivative liability	104,180,679	(156,420)
Changes in operating assets and liabilities:
Due from related party	78,479	-
Accounts payable and accrued liabilities	57,709	(256,807)
Accrued payroll	192,752	709,363
Accrued interest	50,862	31,419
Accrued expenses - related parties	18,214	18,404
Unearned revenue	-	(1,516)
Stock payable	19,000	-
Net Cash used in Operating Activities	(670,678)	(89,664)

CASH FLOWS FROM INVESTING ACTIVITIES:
Lending to related party	(36,000)	-
Repayment from related party	14,100	-
Net Cash used in Investing Activities	(21,900)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	100,000	-
Proceeds from related party notes payable	-	86,677
Proceeds from stock sale	467,900	-
Proceeds from notes payable	230,000	1,546
Repayments on notes payable	(43,750)	(1,647)
Net Cash provided by Financing Activities	754,150	86,576

Net change in cash	61,572	(3,088)
Cash, beginning of period	-	3,088
Cash, end of period	$61,572	$-

Supplemental cash flow information
Cash paid for interest	$-	$26,161
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Conversion of notes payable and accrued interest to common stock	$2,400,969	$172,643
Derivative liability recognized as debt discounts	$192,400	$-
Note receivable for stock subscription	$248,342	$-

See accompanying notes to these audited financial statements

F-6

MAPTELLIGENT, INC.

(formerly Las Vegas Xpress, Inc.)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 - DESCRIPTION OF BUSINESS:

The Company is a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. The Company re-domiciled to the state of Nevada and changed its name to X Rail Enterprises, Inc. on November 5, 2015, at which time its primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, the Company changed its name to Las Vegas Xpress, Inc. On April 13, 2020, the Company entered into an asset purchase agreement (the “Agreement”) with an entity affiliated with the Company’s CEO, whereby the Company would acquire certain intellectual property in connection with a planned change in business to assist first responders with data access and transfer in times of crisis using geospatial technology.

Reverse Stock Split

On October 9, 2020 and pursuant to FINRA approval, the Company changed its name to Maptelligent, Inc., obtained a new ticker symbol “MAPT,” and effected a 4,000-to-1 reverse stock split. All share information in these financial statements retroactively reflect this reverse stock split.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation:

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Revenue Recognition:

The Company recognizes revenue from the sale of services in accordance with ASC 606, “Revenue Recognition,” only when all of the following criteria have been met:

(i)	Identify the contract(s) with a customer;
(ii)	Identify the performance obligations in the contract(s);
(iii)	Determine the transaction price;
(iv)	Allocate the transaction price to the performance obligations in the contract(s);
(v)	Recognize revenue when the Company satisfies a performance obligation.

The Company did not engage in any revenue-generating activities during the years ended December 31, 2020 and 2019.

Risks and Uncertainties:

The Company operates in an industry that is subject to some competition and could have a materially adverse impact on the Company’s operations.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Amounts could materially change in the future.

F-7

Cash and Cash Equivalents:

The Company considers all highly liquid holdings with maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2020 and 2019, the Company had $61,572 and $0 in cash, respectively, and no cash equivalents.

Basic and Dilu ted Loss Per Share:

In accordance with ASC 260, “Earnings per Share,” the basic income (loss) per common share is computed by dividing the net income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share reflect per share amounts that would have resulted if potentially dilutive common stock equivalents had been converted to common stock. Common stock equivalents have not been included in the earnings (loss) per share computation for the years ended December 31, 2020 and 2019 as the amounts are anti-dilutive due to net losses.

For the years ended December 31, 2020 and 2019, respectively, the following common stock equivalents were excluded from the computation of diluted net loss per share as the result was anti-dilutive.

	December 31,	December 31,
	2020	2019
Convertible notes	378,969,960	1,528,533
Preferred A Stock	98,796	98,796
Warrants	146,668	1
	379,215,424	1,622,330

Income Taxes:

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2020 and 2019, the Company has not established a liability for uncertain tax positions.

Share Based Payment:

The Company issues stock, options and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees and non-employees in accordance ASC 718. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

During the years ended December 31, 2020 and 2019, the Company incurred $960,000 and $77,500, respectively, in stock- based compensation to employees, for which it issued 15,075,000 and 193,750, respectively, shares of common stock.

During the year ended December 31, 2020 and 2019, the Company did not issue any shares of common stock for outside services.

F-8

Fair Value of Financial Instruments:

The Company adopted ASC 820, “ Fair Value Measurements” , which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets; liabilities in active markets;

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or directly or indirectly including inputs in markets that are not considered to be active;

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement .

The following table summarizes fair value measurements by level at December 31, 2020 and 2019, measured at fair value on a recurring basis:

December 31, 2020	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$102,361,488	$102,361,488

December 31, 2019	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$143,678	$143,678

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation.

F-9

Recent Accounting Pronouncements

COVID-19

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. The Company has instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its employees and minimize business disruption. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position as of and for the year ended December 31, 2020. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company. The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities. This determination may change as new events occur and additional information is obtained. Actual results could differ from our estimates and judgments, and any such differences may be material to our financial statements. These estimates may change, as new events occur and additional information is obtained.

NOTE 3 – GOING CONCERN:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a net loss of $106,248,820 for the year ended December 31, 2020. The Company also has an accumulated deficit of $129,645,375 and a negative working capital of $105,935,274 as of December 31, 2020. Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

While we expect the impacts of COVID-19 may have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieves profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - NOTES PAYABLE

Notes payable

As of December 31, 2020 and 2019, the Company has notes payable as follows,

	December 31,	December 31,
	2020	2019

Promissory note issued on December 10, 2020	$220,000	$-
	220,000	-
Less debt discount	(110,645)	-
Total outstanding notes payable	$109,335	$-

During the year ended December 31, 2020 and 2019, the Company recorded interest expense of $1,591 and $524, respectively. As of December 31, 2020 and 2019, the Company had accrued interest of $1,591 and $0, respectively.

F-10

Notes payable issued in Fiscal year 2020

On November 25, 2020, the Company issued notes payable of $43,750. This note was unsecured, bore interest at 12% per annum, had no maturity date and was due on demand. The Company received $35,000 and recorded $8,750 as debt discount. During the year ended December 31, 2020, the Company fully repaid $43,750 and recorded amortization of discount of $8,750.

On December 10, 2020 (the “Closing Date”), the Company entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company purchased two promissory notes, each with a principal amount of $220,000, for a total principal amount of $440,000. The first Note was issued by the Company on the Closing Date and second Note was issued in February 2021. The Initial Note has an interest rate of 12% per annum and a maturity date of June 10, 2022. The Company received $195,000 from the first Note and recorded $25,000 as debt discount. In addition to the Initial Note, on the Closing Date, the Company issued a warrant to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The warrant contains a cashless exercise provision and expired on the fifth anniversary of the warrant. The Company identified conversion features embedded within warrants issued during the period ended December 31, 2020. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision which could cause adjustments upon conversion. We accounted for the issuance of the Warrants as a derivative and recorded derivative liability of $92,400 as debt discount. During the year ended December 31, 2020, the Company recorded amortization of discount of $6,755.

Notes payable – related parties

The Company acquires on-going funding on an as-needed basis from related parties that include the Company’s officers, directors, majority shareholders, and these parties’ affiliates, pursuant to promissory notes with various origination dates in 2015 and 2017.

As of December 31, 2020 and 2019 outstanding notes payable – related parties are as follows:

	December 31,	December 31,
	2 020	2019

Promissory note to an affiliate of the Company’s CFO, dated September 30, 2015, bearing no interest payable on demand	$349,573	$349,573
Promissory note to our CFO, dated December 15, 2015, bearing interest at 10% annually, payable on demand	41,810	41,810
Promissory note to a former CEO, dated December 15, 2015, bearing interest at 10% annually, payable on demand	24,101	24,101
Promissory note to a former CEO’ spouse, dated December 15, 2015, bearing interest at 10% annually, payable on demand	53,994	53,994
Promissory note to a former CEO, dated September 30, 2017, bearing 10% interest, payable on demand	59,044	59,044
Promissory note to our CFO, dated September 30, 2017, bearing 10% interest, payable on demand	3,200	3,200
	531,722	531,722
Reclassification to debt to be settled (Note 12)	(531,722)	-
	$-	$531,722

For the year ended December 31, 2020 and 2019, proceeds from related parties totaled $0 and $86,677, and interest of $18,214 and $18,404 was accrued. Accrued interest on related party loans totaled $82,536 and $64,322 as of December 31, 2020 and 2019, respectively.

In January 2021, the Company entered into a mutual agreement, whereby certain notes payable – related parties and accrued interest were fully settled (see Note 12).

F-11

NOTE 5 - CONVERTIBLE NOTES PAYABLE

As of December 31, 2020 and 2019, the Company has convertible notes payable as follows:

	December 31,	December 31,
	2020	2019

Promissory note, dated June 2, 2017, bearing interest of 4% annually, payable within a year	$18,260	$18,260
Promissory note, dated September 30, 2017, bearing 10% interest, payable on demand	12,000	12,000
Promissory note, dated November 27, 2017 bearing interest of 12% annually, payable within a year	17,116	19,580
Promissory note, dated December 20, 2017, bearing interest of 12% annually, payable on September 20, 2018	39,591	68,686
Promissory note, dated January 5, 2018, bearing interest of 10% annually, payable on July 5, 2018	37,529	37,616
Promissory note, dated April 17, 2018, bearing interest of 8% annually, payable on October 17, 2018	-	67,916
Promissory note, dated April 20, 2018, bearing interest of 12% annually, payable on April 20, 2019	50,000	50,000
Promissory note, dated April 30, 2018, bearing interest of 12% annually, payable on April 30, 2019	50,000	50,000
Promissory note, dated November 23, 2020, bearing interest of 10% annually, payable on November 23, 2021	100,000	-
Convertible notes before debt discount	324,496	324,058
Less debt discount	(95,058)	-
Total outstanding convertible notes payable	$229,438	$324,058

During the years ended December 31, 2020 and 2019, the Company recognized interest expense of $47,771 and $60,002 and amortization of discount, included in interest expense, of $4,942 and $65,001, respectively. As of December 31, 2020 and 2019, the Company recorded accrued interest of $1,213,264 and $1,246,540, respectively.

Conversion

During the year ended December 31, 2020, the Company converted convertible note principal and accrued interest of $245,700 into 2,921,472 shares of common stock. The corresponding derivative liability at the date of conversion of $2,155,269, was settled through additional paid in capital.

During the year ended December 31, 2019, the Company converted convertible note principal accrued interest of $172,643 into 500,284 shares of common stock.

The Company has entered into various convertible notes with variable conversion rates that create derivative liabilities. A description of outstanding convertible notes payable is as follows:

F-12

Promissory Notes - Issued in fiscal year 2017

During the year ended December 31, 2017, the Company issued a total of $265,900 of notes with the following terms:

•	Terms ranging from 9 months to 12 months. Certain note is due on demand.
•	Annual interest rates of 4% - 12%.
•	Convertible at the option of the holders at issuance.
•	Conversion prices are typically based on the discounted (35 - 50% discount) lowest trading prices of the Company’s shares during various periods prior to conversion, the closing sale price
•	Certain notes are currently in default. Default interest rates are $24%.

Promissory Notes - Issued in fiscal year 2018

During the year ended December 31, 2018, the Company issued a total of $325,000 of notes with the following terms:

•	Terms ranging from 6 months to 12 months.
•	Annual interest rates of 8% - 12%.
•	Convertible at the option of the holders at issuance.
•

Conversion prices are typically based on the discounted (25 - 50% discount) average closing prices or lowest trading prices of the Company’s shares during various periods prior to conversion. Certain note has a fixed conversion price of $0.0001.

•	Notes are currently in default. Default interest rates are $24%.

Promissory Notes - Issued in fiscal year 2020

During the year ended December 31, 2020, the Company issued a note of $100,000 with the following terms:

•	Term is 12 months.
•	Annual interest rate of 10%.
•	Convertible at the option of the holders at issuance.
•	Conversion price is the lesser of a) $0.40 or b) 50% of the lowest Trading Price during 20 trading days

Derivative liabilities

The Company determined that the exercise feature of the warrants met the definition of a liability in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company will bifurcate the embedded conversion option in the note once the note becomes convertible and account for it as a derivative liability. The fair value of the warrants was recorded as a debt discount being amortized to interest expense over the term of the note.

The Company valued the conversion features using the Black Scholes valuation model. The fair value of the derivative liability for all the note and warrants that became convertible for the year ended December 31, 2020 amounted to $1,596,647. $100,000 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $1,496,647 was recognized as a “day 1” derivative loss.

NOTE 6 - WARRANTS

During the year ended December 31, 2020, the Company issued 146,667 warrants with an exercise price of $1.50 per common share, for a period of 5 years.

The Company determined that the warrants qualify for derivative accounting as a result of the reset feature, which led to no explicit limit to the number of shares to be delivered upon future settlement of the conversion options.

F-13

The following summarizes the Company’s warrant activity during the years ended December 31, 2020 and 2019:

		Weighted average	Weighted average
	Warrants	exercise price	remaining life (year)
Outstanding - December 31, 2018	1	$3,000,000	2.33
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Outstanding - December 31, 2019	1	3,000,000	1.33
Granted	146,667	1.50	1.50
Exercised	-	-	-
Cancelled	(1)	-	-
Outstanding - December 31, 2020	146,667	$1.50	4.95

The intrinsic value of the warrants as of December 31, 2020 is $0. All of the outstanding warrants are exercisable as of December 31, 2020.

NOTE 7 - DERIVATIVE INSTRUMENTS

The Company analyzed the conversion options in its convertible notes and warrants for derivative accounting consideration under ASC 815, Derivatives and Hedging, and determined that the instrument should be classified as a liability since the discounted variable-rate conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of December 31, 2020. The Black-Scholes model requires six basic data inputs: the exercise or strike price, expected time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

During the years ended December 31, 2020 and 2019, the estimated fair values of the liabilities measured on a recurring basis are as follows:

	Year ended
	December 31,
	2020	2019
Expected life in years	0.90 - 5 years	1 year
Stock price volatility	895% - 1444%	0.00%
Discount rate	0.10% - 0.39%	40% - 60%
Expected dividends	None	None

F-14

The following table summarizes the changes in the derivative liabilities during the years ended December 31, 2020 and 2019:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2018	$336,825
Addition of new derivative recognized as debt discounts	-
Change in derivative liability due to conversion of notes	(36,727)
Change in fair value of the derivative	(156,420)
Balance - December 31, 2019	$143,678

Addition of new derivatives recognized as debt discounts	192,400
Addition of new derivatives recognized as loss on derivatives	1,404,247
Settled upon conversion of debt	(2,155,269)
Change in fair value of the derivative	102,776,432
Balance - December 31, 2020	$102,361,488

The aggregate (gain) loss on derivatives during the year ended December 31, 2020 and 2019 was as follows:

	Year ended
	December 31,
	2020	2019
Addition of new derivatives recognized as loss on derivatives	$1,404,247	$-
Change in fair value of the derivative	102,776,432	(156,420)
	$104,180,679	$(156,420)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company takes exemption from ASC 842, “Leases,” as it rents an office at 2831 St. Rose Pkwy, Henderson, Nevada on month to month basis for $75 a month.

Litigation

We are not party to any material legal proceedings.

NOTE 9 - EQUITY

As of October 9, 2020, a reverse stock split in the ratio of 4,000-for-1 and the name change from Las Vegas Xpress, Inc. to Maptelligent, Inc. was effective. All share amounts in this filing have been adjusted retroactively to reflect the split.

Authorization of Common and Preferred Stock

The Company is authorized to issue 10,000,000,000 shares of common stock and 1,000,000 shares of preferred A (each share convertible on one for one base for common stock, no voting rights), 10,000 shares of preferred A-2 (each share convertible into four times the sum of all shares of common stock issued and outstanding with the same voting rights), 1,000,000 shares of preferred B (each share convertible into 10 shares of common stock and has 10 votes for any election) and 1,000 shares of preferred C (each share is not convertible and has voting rights equal to four time the sum of total common stock shares issued and outstanding plus the total number of series B, A and A-2 that are issued and outstanding).

Preferred A Stock

As of December 31, 2020 and 2019, 98,796 shares of the Company’s Preferred A Stock were issued and outstanding.

Preferred C Stock

As of December 31, 2020 and 2019, 20 shares and 4 shares, respectively, of the Company’s Preferred C Stock were issued and outstanding.

During the year ended December 31, 2020, the Company issued 16 shares to our officers and directors, valued at $0.00001 per share, for services.

F-15

Common Stock

During the year ended December 31, 2019, the Company issued an aggregate of 500,284 shares of common stock for the conversion of $172,643 of convertible notes and associated interest. During the year ended December 31, 2020, the Company issued an aggregate of 2,921,472 shares of common stock for the conversion of $2,400,969 in convertible notes payable and associated interest.

During the year ended December 31, 2020, the Company issued 22,832,780 common shares as follows;

•	4,835,420 shares of commons stock for $716,242, consisting of cash of $467,900 and a promissory note receivable from a former officer of the Company for $248,342
•	15,075,000 shares of common stock for employee and directors’ compensation of $960,000.
•	2,921,472 shares of common stock for conversion of debt of $2,400,969.
•	888 shares of common stock for reverse split adjustment for fractional shares

During the year ended December 31, 2019, the Company issued 694,159 common shares as follows;

•	193,750 shares of common stock for employee and directors’ compensation totaling $77,500.
•	500,284 shares of common stock for conversion of debt of $172,643.
•	125 shares of common stock pursuant to a common stock subscription payable.

NOTE 10 - INCOME TAXES

The Company accounts for income taxes under ASC 740 ” Income Taxes .” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2020 and 2019, the Company has not established a liability for uncertain tax positions.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has no liabilities related to uncertain tax positions or unrecognized benefits as of December 31, 2020 or 2019. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities.

As of December 31, 2020, the Company had net operating loss carry forwards of approximately $14 million, which may be available to offset future taxable income for tax purposes. This carry forward may be limited upon the ownership change under IRC Section 382.

The Components of the deferred tax asset at December 31, 2020 and 2019 are as follows:

	2020	2019
Net Operating loss carry forward	$2,948,000	$2,720,000
Valuation allowance	(2,948,000)	(2,720,000)
Total deferred tax asset	$-	$-

F-16

A reconciliation of the effective Federal tax expense to the amount derived by applying the Federal Statutory rate to pretax loss for 2020 and 2019:

	2020	2019

Pretax loss at Federal Statutory rate of 21%	$22,312,000	$121,000
Non-deductible differences	(22,084,000)	(16,000)
Change in valuation allowance	(228,000)	(105,000)
Net tax expense (benefit)	$-	$-

The tax years from 2015 forward are open for examination by the Internal Revenue Service.

NOTE 11 - RELATED-PARTY TRANSACTIONS

Note receivable

During the year ended December 31, 2020 the Company issued 4,835,420 shares of commons stock for $716,242, of which the Company received cash of $467,900 and a promissory note receivable from a former officer of $248,342. During the year ended December 31, 2020, $11,600 were transferred to the Company, $78,479 was used for payments of operating expenses, and $6,221 was used to settle debt with former related parties (see Note 12). As of December 31, 2020, the Company recorded note receivable of $152,042. Note receivable is due on demand and bears no interest.

Due from related party

During the year ended December 31, 2020, the Company lent $36,000 and received cash of $2,500.

As of December 31, 2020 and 2019, the Company had due from related party of $33,500 and $0, respectively. Due from related party is non-bearing interest and due on demand.

Employment agreement

As of December 31, 2020 and 2019, the Company recorded accrued salary, for our former CEO, CFO and a spouse of CEO, of $1,463,100 and $1,369,350, respectively, of which $1,289,801 was reclassed to debt to be settled (Note 12).

NOTE 12 – DEBT TO BE SETTLED

On January 8, 2021, the Company entered into a Mutual Agreement and General Release of All Claims (the “Agreement”) with United Rail, a Nevada corporation (“United Rail”), Michael Barron, Allegheny Nevada Holdings Corp., a Nevada corporation (“Allegheny”), Dianne David, Wanda Witoslawski and Barron Partners, a Nevada corporation (“Barron Partners,” and together with United Rail, Barron, Allegheny, David and Witoslawski, the “Releasors”). On April 13, 2020, the Company, under its former name, as Vegas Xpress, Inc., entered into an Asset Purchase Agreement with GEOcommand, Inc. (“GEOcommand”) to acquire certain assets of GEOcommand (the “APA”). The APA included the certain existing debt of GEOcommand owed to each of the Releasors. Under the Agreement, United Rail and Barron agreed to assume the Company debt owed to certain vendors in the amount of $60,755, as listed on Schedule A of the Agreement (the “Vendor Debt”). Additionally, the Company agrees to pay an amount equal to $182,149 (the “Settlement Payment”) to settle certain notes payable in an amount equal to $531,772 owed certain of the Releasors (the “Releasing Debt”). Half of the Settlement Payment, amount equal to $91,074.50, less a $6,221 past due payment that Barron Partners owes the Company, will be paid in the form of cash (the “Cash Payment”). A quarter of the Cash Payment will be paid on the closing date of the Agreement (the “Closing Date”), with the remaining $68,306 of the Cash Payment to be paid 120 days following the Closing Date. The second half of the Settlement Agreement will be in the form of the Company’s common stock, par value $0.00001 (the “Common Stock”), at a price of $0.80 per share of Common Stock. The Settlement Payment is in exchange for the Releasor’s release of the Company and settlement of the Releasing Debt pursuant to the terms of the Agreement. In addition, pursuant to the Agreement, the Company agreed to pay $604,067 to settle Accrued Salary Expense due to the Releasors in the amount of $959,517 in the form of Common Stock. The Agreement contains standard covenants and terms found in similar agreements.

F-17

The following table shows the balance which is included in the debt to be settled as of December 31, 2020:

Accounts payable	$60,755
Notes payable to related parties	531,722
Accrued interest - related parties	82,536
Accrued payroll	1,289,801
Due from related party	(6,221)
$1,958,593

The debt will be settled as follows:

Cash	$84,853
1,281,787 shares of Common stock	1,025,425
Debt forgiveness to apply to additional paid in capital	848,315
$1,958,593

NOTE 13 - SUBSEQUENT EVENTS

The Company evaluated events subsequent to December 31, 2020 through the date these financial statements were issued, and noted the following events requiring disclosure:

On February 10, 2021, the Company issued the second promissory note of $220,000 pursuant to the Securities Purchase Agreement, entered into on December 10, 2020. This Note has an interest rate of twelve percent (12%) per annum and a maturity date of August 9, 2022. In addition to the Note, the Company issued a warrant to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The February Warrant contains a cashless exercise provision and expired on the fifth anniversary of the warrant.

The Company issued common shares as follows:

•	32,920,438 shares of common stock for conversion of debt of $217,141.
•	1,281,788 shares of common stock for settlement of debt of $1,025,425.
•	18,425 shares of common stock for stock payable of $19,000.
•	25,000 shares of common stock for $5,000

F-18

PART III-EXHIBITS

Index to Exhibits

Number	Exhibit Description

2.1	Amended Articles of Incorporation and Amendments Thereto
2.2	Bylaws
3.1	Specimen Stock Certificate
3.2	Subscription Agreement
6.1	ESRI Partner Network Agreement by and between the Company and Environmental Systems Research Institute, Inc., dated October 12, 2020
6.2	Reseller Agreement by and between the Company and GEO-COMM, Inc., dated March 22, 2021
11.1	Consent of Pinnacle Accountancy Group of Utah
12.1	Opinion of Law Office of Andrew Coldicutt

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada on  April 27, 2021.

(Exact name of issuer as specified in its charter):	Maptelligent, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Joseph Cosio-Barron
Joseph Cosio-Barron, Chief Executive Officer (Principal Executive Officer).

(Date): April 27, 2021

/s/ Richard Ziccardi
Richard Ziccardi, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer).

(Date): April 27, 2021

SIGNATURES OF DIRECTORS:

/s/ Richard Ziccardi	April 27, 2021
Richard Ziccardi, Director	Date

/s/ Glen Corso	April 27, 2021
Glen Corso, Director	Date

/s/ Richard Rotanz	April 27, 2021
Richard Rotanz, Director	Date

/s/ Joseph A. Cosio-Barron	April 27, 2021
Joseph A. Cosio-Barron, Director	Date

57